Exhibit 10.2

Certain confidential information, marked by [***], has been omitted pursuant to Item 601(b)(10) of Regulation S-K because the omitted information is both not material and is the type that the registrant treats as private or confidential.

STRATEGIC COLLABORATION AND SPECTRUM USAGE AGREEMENT

by and among

LIGADO NETWORKS LLC

and

SPECTRUM USA I, LLC

Dated as of March 22, 2025

i

Article 9 CONFIDENTIAL INFORMATION		28

9.1	Confidentiality	28
9.2	Exceptions	29

Article 10 REPRESENTATIONS, WARRANTIES, AND COVENANTS		29

10.1	Representations and Warranties of the Parties	29
10.2	Representations and Warranties of Ligado	30
10.3	Covenants of the Parties	32
10.4	Covenants of Ligado	32
10.5	Intellectual Property Rights	34
10.6	Security Interest	34

Article 11 LIMITATION OF LIABILITY		34

11.1	EXCLUSION OF INDIRECT DAMAGES	34
11.2	LIMITATION OF LIABILITY	35

Article 12 INDEMNIFICATION		35

12.1	Indemnification of Ligado	35
12.2	Indemnification of SpectrumCo	35
12.3	Indemnification Procedures	36

Article 13 MISCELLANEOUS		36

13.1	Governing Law	36
13.2	Dispute Resolution	36
13.3	Venue	37
13.4	Waiver of Jury Trial	37
13.5	Notices	37
13.6	Publicity	37
13.7	Assignment	38
13.8	Further Assurances	38
13.9	Force Majeure	38
13.10	Entire Agreement	38
13.11	No Joint Venture or Agency	39
13.12	Amendments and Waivers	39
13.13	Severability	39
13.14	Headings	39
13.15	Specific Performance	39
13.16	No Third-Party Beneficiaries	39
13.17	Counterparts	39
13.18	Survival	39
13.19	SpectrumCo Usage Right Continuation	40

Article 14 FINANCING SOURCES		40

14.1	Consent to Security Interest	40
14.2	Notice of Event of Default	40
14.3	Right to Cure	41
14.4	Step-In Rights	41
14.5	Waiver of Claims against Financing Sources	42

ii

Strategic Collaboration and Spectrum Usage Agreement

This Strategic Collaboration and Spectrum Usage Agreement (the “Agreement”) is entered into as of March 22, 2025, by and between Ligado Networks LLC, a Delaware limited liability company having offices at 10802 Parkridge Boulevard, Reston, Virginia 20191 (“Ligado”), and Spectrum USA I, LLC, a Delaware limited liability company having offices at AST Midland International Air & Space Port, 2901 Enterprise Lane, Midland, Texas 79706 (“SpectrumCo”). Ligado and SpectrumCo are each identified as a “Party” and together as the “Parties” to this Agreement.

RECITALS

A. WHEREAS, Ligado is authorized by the FCC (defined below) and ISED (defined below) to use the 1626.5-1660.5 MHz (uplink) and 1525-1559 MHz (downlink) L-band frequency segments within the United States and Canada for mobile satellite services (“MSS”), respectively, consistent with United States and Canadian ITU (as defined below) filings;

B. WHEREAS, pursuant to the Cooperation Agreement (defined below), Ligado has fully coordinated the Ligado L-band MSS Spectrum (defined below) and agreed to certain parameters with Viasat and Inmarsat relating to its use of the Ligado L-band MSS Spectrum;

C. WHEREAS, pursuant to the other Ligado Coordination Agreements (defined below), Ligado has coordinated the Ligado L-band MSS Spectrum with other Ligado Coordination Partners;

D. WHEREAS, the Parties have entered into the Binding Terms of Strategic Collaboration dated January 5, 2025 (the “Binding Term Sheet”), setting forth the Parties’ agreement to a series of transactions whereby, among other things, and as described in further detail therein, Ligado will grant to SpectrumCo certain rights to use and receive many of the economic benefits of the Ligado L-band MSS Spectrum, subject to the provisions, conditions, and limitations of the Cooperation Agreement (defined below) and Ligado’s FCC and ISED authorizations and regulatory requirements, in exchange for SpectrumCo providing certain payments and contributions to Ligado and agreeing to collaborate on plans to commercialize the Ligado L-band MSS Spectrum;

E. WHEREAS, Ligado and SpectrumCo have articulated good, sufficient, and sound business justification for SpectrumCo’s right to retain all rights to use the SpectrumCo Usage Right, notwithstanding any purported rejection of this Agreement under Section 365 of the Bankruptcy Code. Namely, among other things, (a) this right was negotiated by Ligado, SpectrumCo, and their respective advisors at arms’-length and in good faith, (b) is necessary to ensure that SpectrumCo will receive the benefits of its bargain under this Agreement, and (c) is fair, reasonable, and appropriate in light of SpectrumCo’s substantial investment in reliance on the SpectrumCo Usage Right, including providing certain payments and contributions to Ligado and agreeing to collaborate on plans to commercialize the Ligado L-band MSS Spectrum and substantial expenditures for technology and regulatory compliance necessary to utilize the Ligado L-band MSS Spectrum; and

1

F. WHEREAS, the Parties now desire to enter into this Agreement and the other Transaction Agreements (defined below) to definitively memorialize the terms of, and replace and supersede, the Binding Term Sheet.

NOW THEREFORE, for and in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties hereto, intending to be legally bound, agree as follows:

Article 1
Definitions; Interpretations; and Order of Precedence

1.1 Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Framework Agreement (as defined below). The following capitalized terms shall have the meanings provided below.

“Affiliate” shall mean, with respect to any Person, any other Person (including directors and officers of such Person) directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with such Person.

“Android Seller” shall mean any company that designs, manufactures and markets mobile devices that utilize the Linux-based mobile operating system known as “Android”, including Google LLC and Samsung Electronics Co., Ltd.

“Apple” shall mean Apple Inc., the multinational technology company headquartered in Cupertino, California, which designs, manufactures and markets the “iPhone” mobile device and sells a variety of related services.

“ATC” shall mean an ancillary terrestrial component of an MSS system.

“ATC Deployment” shall mean the construction and deployment of an ATC network and service.

“ATC Revenue” shall mean, with respect to any Revenue Reporting Period, the revenue of Ligado and its Affiliates derived from its ATC business for such Revenue Reporting Period, calculated in accordance with the ATC Revenue Accounting Principles.

“ATC Revenue Accounting Principles” shall mean the accounting principles, practices, procedures, policies and methods set forth in Exhibit 1 (ATC Revenue Accounting Principles).

“ATC Revenue Report” shall mean, with respect to a Revenue Reporting Period, a written report prepared by Ligado that sets forth, with reasonable detail, the calculation of the ATC Revenue for such Revenue Reporting Period.

“ATC Revenue Share Amount” shall mean, with respect to any Revenue Reporting Period, seventeen and one-half percent (17.5%) of ATC Revenue for such Revenue Reporting Period.

2

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware before which the chapter 11 cases of Ligado and its debtor affiliates are pending as of the date of this Agreement.

“Business Day” shall mean a day, except a Saturday, a Sunday or other day on which any of the SEC, commercial banks in New York, New York or the Department of State of Delaware are not open for the general transaction of business.

“CCI Usage Rights Agreement” shall mean the Spectrum Usage Rights Agreement between One Dot Six LLC, a subsidiary of Ligado, and AST & Science, LLC, which shall be executed concurrently with this Agreement and the Framework Agreement.

“Communications Act” shall mean the Communications Act of 1934, as amended, and any successor statute of the United States.

“Confidential Information” means, with respect to a Disclosing Party or its Affiliates, information in any form (whether written, electronic, graphic, oral or otherwise), including all technical information and schedules, provided by or related to the Disclosing Party or its Affiliates or Representatives to the Receiving Party or its Affiliates or Representatives that (a) was marked confidential (or a similar designation) or was stated to be confidential at the time of disclosure; (b) would reasonably be understood by the Receiving Party to be confidential or proprietary to the Disclosing Party; or (c) is of a type of information identified in this Agreement as the Confidential Information of the Disclosing Party, including, in any event, the terms and conditions of this Agreement and information relating to discussions and negotiations with respect thereto. Notwithstanding the foregoing, “Confidential Information” shall not include information that (i) is publicly known at the time of disclosure or becomes publicly known after disclosure through no wrongful act or breach of this Agreement by the Receiving Party or its Affiliates or Representatives; (ii) is shown to have been already in the possession of the Receiving Party at the time of disclosure without reference to the Disclosing Party’s Confidential Information; (iii) is rightfully and lawfully obtained by the Receiving Party from a third party without any confidentiality obligation, directly or indirectly, to the Disclosing Party or its Affiliates; or (iv) is independently developed by or for the Receiving Party without reference to or use of the Disclosing Party’s Confidential Information.

“Control,” “Controlling,” or “Controlled” shall mean that the controlling party directly or indirectly has the beneficial ownership of more than fifty percent (50%) of the stock or other equity interests entitled to vote for the election of directors or an equivalent governing body, or otherwise has the power to direct or cause the direction of the general management of the controlled entity. An entity is an Affiliate only so long as such control exists.

“Cooperation Agreement” shall mean the Amended and Restated Cooperation Agreement, dated August 6, 2010, by and among LightSquared L.P. (as predecessor to Ligado), SkyTerra (Canada) Inc. (as predecessor to Ligado Networks (Canada) Inc., an Affiliate of Ligado), LightSquared, Inc. (whose obligations were assumed by LightSquared L.P. prior to it being reorganized as Ligado), and Inmarsat Global Limited, as amended or supplemented, which is subject to the Quadrilateral Coordination Agreement.

3

“Cooperation Agreement Fee” shall mean the quarterly fees that Ligado must pay to Viasat under the Cooperation Agreement for a given year, including any applicable interest or other lawful adjustments accrued as of the date that the applicable SpectrumCo Usage Right Payment is made by SpectrumCo to Ligado in accordance with Section 3.1.1 of this Agreement, but not including any interest or penalty accrued on the portion of the Cooperation Agreement Fee that corresponds to such SpectrumCo Usage Right Payment after the date such SpectrumCo Usage Right Payment is made by SpectrumCo.

“DUO Payments” shall have the meaning given to it in the Framework Agreement.

“Effective Date” shall be the date that the Bankruptcy Court enters the AST Definitive Agreements Order (as defined in the RSA) in form and substance consistent with the RSA and acceptable in all respects to AST Parent.

“Escrow Agent” means the Person appointed to serve as escrow agent under the Escrow Agreement.

“FCC” shall mean the U.S. Federal Communications Commission, and any successor agency of the U.S. government exercising substantially equivalent powers.

“Final Order” shall mean, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, and as to which (a) the time to appeal, seek certiorari, or move for a new trial, re-argument, or rehearing has expired and no appeal, petition for certiorari, or motion for a new trial, re-argument, or rehearing has been timely filed, or (b) any appeal, petition for certiorari, or motion for a new trial, re-argument, or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, petitioned, or moved.

“Financial Reports” shall mean the SpectrumCo Usage Right Payment Reports, the SpectrumCo Net Revenue Reports and the ATC Revenue Reports.

“Financing Sources” shall mean the Persons that have entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement with SpectrumCo or any of its Affiliates, or are acting as arrangers, bookrunners, underwriters, initial purchasers, placement agents, administrative agents, collateral agents, trustees or similar roles in connection with any third-party financing provided to SpectrumCo or any of its Affiliates, together with each such Person’s Affiliates and the respective representatives, agents, designees, assignees and successors of each of the foregoing Persons (in such capacities).

“Framework Agreement” shall mean the Framework Agreement by and among Ligado, SpectrumCo, AST SpaceMobile, Inc. and AST & Science, LLC, which shall be executed concurrently with this Agreement and the CCI Usage Rights Agreement.

“GEO” shall mean geostationary Earth orbit.

“Governmental Authority” shall mean the FCC, ISED, the U.S. government, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local, or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government in any jurisdiction (including any supra national bodies such as the European Union or the European Central Bank).

4

“Half Year” shall mean, with respect to any calendar year, (a) the period beginning on January 1 and ending on June 30 in such calendar year or (b) the period beginning on July 1 and ending on December 31 in such calendar year.

“Independent Accountant” shall mean an independent certified public accounting firm of nationally recognized standing designated jointly by Ligado and SpectrumCo; provided, that if Ligado and SpectrumCo are unable to agree on such a firm, they shall each nominate such a firm, and the two firms so nominated shall nominate a third such firm, with such third firm to serve as the Independent Accountant; provided, further, that if such a firm is designated the Independent Accountant any time pursuant to this Agreement, such firm shall continue as the Independent Accountant for all purposes hereunder until such time that such firm is no longer an independent certified public accounting firm of nationally recognized standing.

“Inmarsat” shall mean Inmarsat Global Limited, a subsidiary of Viasat; provided, that as used herein and in the other Transaction Agreements, “Inmarsat” shall include Viasat and “Viasat” shall include Inmarsat.

“Inmarsat Litigation” shall mean the adversary proceeding pending before the Supreme Court for the State of New York, County of New York, captioned Ligado Networks LLC and Ligado Networks (Canada) Inc. v. Inmarsat Global Limited, under Index No. 651526/2025 and any other current or future litigation that includes substantially similar claims against Inmarsat or any of its Affiliates..

“Intellectual Property Rights” shall mean all intellectual property and similar proprietary rights of any kind, anywhere in the world, whether registered or unregistered, including (a) patents and patent applications, utility models, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing; and (b) copyrights, works of authorship, data, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing, but excluding any trademarks.

“ISED” shall mean the Innovation, Science and Economic Development Canada or any successor governmental entity of Canada thereto performing functions similar to those performed by the Innovation, Science and Economic Development Canada.

“ITU” shall mean the International Telecommunications Union.

“L-band” shall mean the frequencies 1525-1544/1545-1559 MHz and 1626.5-1645.5/1646.5-1660.5 MHz.

“LEO” shall mean low Earth orbit.

5

“Ligado ATC Deployment Right” shall mean, with respect to the Ligado L-band MSS Spectrum, Ligado’s right to engage in ATC Deployment on its own or together with Ligado’s future partners within the following frequency bands: (i) 1526-1536 MHz; (ii) 1627.5-1637.5 MHz; and (iii) 1646.5-1656.5 MHz.

“Ligado Call Option” shall mean that certain option held by Ligado under the Cooperation Agreement, whereby Ligado has the option to purchase (and thereby permanently satisfy and discharge) all remaining deferred and future payment obligations to Inmarsat under the Cooperation Agreement.

“Ligado Coordination Agreement” shall mean each agreement between Ligado or any of its Affiliates (on the one hand) and any other Person(s) (on the other hand) related to the coordination or parameters of use of any L-band spectrum within the frequency ranges covered by the Ligado L-band MSS Spectrum, including the agreements identified in Exhibit 2 (Ligado Coordination Agreements and Partners).

“Ligado Coordination Partner” shall mean any Person with which Ligado or any of its Affiliates has coordinated the use of L-band spectrum within the frequency ranges covered by the Ligado L-band MSS Spectrum pursuant to a Ligado Coordination Agreement, including the parties identified in Exhibit 2 (Ligado Coordination Agreements and Partners).

“Ligado GEO Satellites” shall mean the SkyTerra 1 Satellite and any replacement or follow-on satellite thereto, including any satellite launched pursuant to Exhibit 3 (Future GEO Plan).

“Ligado L-band Licenses” shall mean Ligado’s FCC and ISED licenses and ITU filings for the Ligado L-band MSS Spectrum.

“Ligado L-band MSS Assets” shall mean the Ligado GEO Satellites, Ligado’s ground station assets, and other Ligado MSS assets, as set forth in Schedule 3 (Ligado L-band MSS Assets) hereto.

“Ligado L-band MSS Spectrum” shall mean the fully coordinated L-band MSS spectrum Ligado has access to pursuant to the Ligado L-band Licenses and the Cooperation Agreement.

“MHz” shall mean megahertz.

“NGSO” shall mean non-geostationary Earth orbit.

“NGSO Power Levels” shall mean the necessary power levels for operation of the SpectrumCo NGSO System, as detailed in Exhibit 4 (Power Levels for SpectrumCo NGSO System).

“Notice of Event of Default” shall mean any written notice provided to Ligado by the Financing Sources that an event of default, under and as defined in one or more of the Finance Documents, has occurred and is continuing.

“Parent Group” shall have the meaning given to it in the Framework Agreement.

[***]

6

“Person” shall mean any natural person or any company, partnership, joint venture, firm, corporation, voluntary association, trust, enterprise, unincorporated organization or other corporate body or any other entity whether acting in an individual, fiduciary or other capacity.

“Plan Confirmation Date” shall mean the date on which the Bankruptcy Court enters the Confirmation Order (as defined in the RSA).

“Plan Effective Date” shall have the meaning set forth in the RSA.

“Quadrilateral Coordination Agreement” shall mean the Quadrilateral Coordination Agreement, dated January 27, 2017, by and between Ligado, Inmarsat, and Telecomunicaciones de Mexico.

“Related Participants” shall mean all Persons (other than the Parties and any Third Parties) in direct or indirect contractual privity with or having a beneficial interest in either Party to the extent acting directly or indirectly to perform this Agreement, including contractors, subcontractors at any tier (and suppliers of any kind).

“Relevant Mobile Devices” shall mean standard, off-the-shelf mobile devices with the capability of using the Ligado L-band MSS Spectrum.

“Representative” shall mean with respect to any Person, its directors, managers, officers or other employees, Affiliates, or any investment banker, attorney or other agent or representative retained by, or on behalf of, such Person.

“Revenue Reporting Period” shall mean (a) the period beginning on the date hereof through December 31, 2025, (b) each Half Year that begins on or after January 1, 2026 and ends before the date on which this Agreement is terminated, and (c) the period beginning on January 1 of the calendar year in which this Agreement is terminated (if this Agreement is terminated prior to July 1 in such calendar year) or July 1 of the calendar year in which this Agreement is terminated (if this Agreement is terminated on or after July 1 in such calendar year) through the date on which this Agreement is terminated.

“RSA” shall mean the Restructuring Support Agreement, dated as of January 5, 2025, by and among Ligado, certain of its subsidiaries listed on the signature page thereto, AST & Science, LLC and the other parties thereto.

“SkyTerra 1 Satellite” shall mean the Ligado-owned and Boeing-manufactured satellite identified as “SkyTerra 1”.

“SpectrumCo Contribution” shall mean the DUO Payments, each SpectrumCo Usage Right Payment and each SpectrumCo Net Revenue Share Amount.

7

“SpectrumCo L-band Net Revenue” shall mean, with respect to any applicable Revenue Reporting Period, the consolidated net revenue of AST Parent and its subsidiaries derived from the AST Parent’s and its subsidiaries’ usage of the Ligado L-band MSS Spectrum for NGSO operation in the United States of America, Canada, and Mexico for the provision of NGSO services the United States of America, Canada, and Mexico during such period, calculated in accordance with the SpectrumCo Net Revenue Accounting Principles.

“SpectrumCo Net Revenue Accounting Principles” shall mean the accounting principles, practices, procedures, policies and methods set forth in Exhibit 5 (SpectrumCo Net Revenue Accounting Principles).

“SpectrumCo Net Revenue Report” shall mean, with respect to a Revenue Reporting Period, a written report that sets forth, with reasonable detail, the calculation of each of the SpectrumCo L-band Net Revenue and (solely if the Approval Condition has been satisfied prior to the beginning of such Revenue Reporting Period) SpectrumCo North America Net Revenue for such Revenue Reporting Period.

“SpectrumCo Net Revenue Share Amount” shall mean, with respect to any Revenue Reporting Period, the greater of the following:

(a)	The amount equal to:

(i)	If the Approval Condition has not been satisfied before the beginning of such Revenue Reporting Period, seventeen and one-half percent (17.5%) of SpectrumCo L-band Net Revenue for such Revenue Reporting Period; or

(ii)	If the Approval Condition has been satisfied before the beginning of such Revenue Reporting Period, the greater of: (A) seventeen and one-half percent (17.5%) of SpectrumCo L-band Net Revenue for such Revenue Reporting Period; and (B)(1) if the Ligado L-band MSS Spectrum has been adopted for use in Relevant Mobile Devices marketed by Apple and any Android Seller as of the beginning of such Revenue Reporting Period, five percent (5%) of the SpectrumCo North America Net Revenue for such Revenue Reporting Period, (2) if the Ligado L-band MSS Spectrum has been adopted for use in Relevant Mobile Devices marketed by either (but not both) Apple or any Android Seller as of the beginning of such Revenue Reporting Period, then two and one-half percent (2.5%) of SpectrumCo North America Net Revenue for such Revenue Reporting Period and (3) if the Ligado MSS L-band Spectrum has not been adopted for use in Relevant Mobile Devices marketed by Apple or any Android Seller as of the beginning of such Revenue Reporting Period, zero dollars ($0); and

(b)	Three million dollars ($3,000,000) as multiplied by the number of days in the relevant Revenue Reporting Period and divided by 365 (and, in the case of a leap year, 366).

“SpectrumCo North America Net Revenue” shall mean, with respect to any applicable Revenue Reporting Period, the consolidated net revenue of SpectrumCo and its subsidiaries derived from the Parent Group’s operations in the United States of America, Canada and Mexico during such Revenue Reporting Period (excluding any revenue generated by non-communication government application that are not utilizing the Ligado L-Band MSS Spectrum), calculated in accordance with the SpectrumCo Net Revenue Accounting Principles.

8

“SpectrumCo Usage Right Payment Report” shall mean, with respect to a calendar year, a written report that sets forth, with reasonable detail, the calculation of the Cooperation Agreement Fee for such calendar year together with the resulting calculation of the SpectrumCo Usage Right Payment and Usage Right Payment Premium for such calendar year.

“Step-In Period” shall mean the period from the Step-In Date up to and including the Step-Out Date.

“Takings Litigation” shall mean the case in the U.S. Federal Court of Claims under the caption Ligado Networks LLC v. USA (Case No. 23-cv-01797-EJD).

“Third Party” or “Third Parties” shall mean any Person or Persons other than Ligado, SpectrumCo, and their respective Affiliates and Related Participants.

“Transaction Agreements” shall mean this Agreement, the Framework Agreement and the CCI Spectrum Usage Agreement, the Warrant and the Governance Letter Agreement, each of which is to be executed simultaneously.

“Uncommitted Capacity” shall mean the Ligado GEO Capacity that has not been committed to a Third Party under a Commercial Agreement from time to time.

“Usage Right Payment Premium” shall mean the excess, if any, of (a) the SpectrumCo Usage Right Payment due from SpectrumCo to Ligado for a particular year over (b) the actual Cooperation Agreement Fee due from Ligado to Inmarsat for that year, to the extent such Cooperation Agreement Fee is lower. (For example, (i) if the SpectrumCo Usage Right Payment is $80,000,000 for a particular year and the Cooperation Agreement Fee for the same year is $60,000,000, then the Usage Right Payment Premium shall be $20,000,000 and (ii) if the SpectrumCo Usage Right Payment for a particular is equal to the Cooperation Agreement Fee for the same year, then the Usage Right Payment Premium shall be $0.)

“Viasat” shall mean Viasat, Inc.

1.2 Additional Definitions.

Term	Section

Adverse Impact Determination	7.2.4
Affiliate	1.1
Agreement	Preamble
Android Seller	1.1
Anti-Bribery Laws	10.1.5
Apple	1.1
Approval Condition Failure	2.1.2(d)(ii)
ATC	1.1

9

ATC Deployment	1.1
ATC Revenue	1.1
ATC Revenue Accounting Principles	1.1
ATC Revenue Report	1.1
ATC Revenue Share Amount	1.1
Bankruptcy Court	1.1
Binding Term Sheet	Recitals
Business Day	1.1
CCI Usage Rights Agreement	1.1
Claim	12.1
Communications Act	1.1
Confidential Information	1.1
Control	1.1
Controlled	1.1
Controlling	1.1
Cooperation Agreement	1.1
Cooperation Agreement Fee	1.1
Disclosing Party	9.1
DUO Payments	1.1
Effective Date	1.1
Escrow Agent	1.1
Existing Commercial Agreements	2.1.1(b)
FCC	1.1
Final SpectrumCo Usage Right Payment	8.1.1
Finance Documents	14.1.2
Financial Reports	1.1
Financing Sources	1.1
Force Majeure Event	13.9
Framework Agreement	1.1
GEO	1.1
Governmental Authority	1.1
Half Year	1.1
Indemnitee	12.3
Indemnitor	12.3
Independent Accountant	1.1
Initial Term	7.1.1
Inmarsat	1.1
Inmarsat Litigation	1.1
Intellectual Property Rights	1.1
ISED	1.1
ITU	1.1
L-band	1.1
L-band Commercialization Plan	2.2.1
LEO	1.1
Ligado	Preamble
Ligado ATC Deployment Right	1.1

10

Ligado Call Option	1.1
Ligado Coordination Agreement	1.1
Ligado Coordination Partner	1.1
Ligado GEO Capacity	2.1.1(a)
Ligado GEO Satellites	1.1
Ligado Indemnitee	12.1
Ligado L-band Licenses	1.1
Ligado L-band MSS Assets	1.1
Ligado L-band MSS Spectrum	1.1
[***]	2.1.1(a)
Losses	12.1
MHz	1.1
MSS	Recitals
N&A	14.1.1
NGSO	1.1
NGSO Power Levels	1.1
NGSO Regulatory Applications	2.1.2
NGSO Regulatory Approvals	2.1.2
Notice of Disagreement	8.3.2(a)
Notice of Event of Default	1.1
Option Expiration Date	4.1.2
Parent Group	1.1
[***]	1.1
Parties	Preamble
Party	Preamble
Person	1.1
Plan Confirmation Date	1.1, 1.1
Quadrilateral Coordination Agreement	1.1
Receiving Party	9.1
Related Participants	1.1
Revenue Reporting Period	1.1
RSA	1.1
Sales Taxes	8.6
Sanctions and Export Control Laws	10.1.5
Security Documents	14.1.1
Security Interest	14.1.1
SkyTerra 1 Satellite	1.1
SpectrumCo	Preamble
SpectrumCo Call Option	4.1.1
SpectrumCo Call Option Notice	4.1.1
SpectrumCo Call Option Price	4.1.1
SpectrumCo Contribution	1.1
SpectrumCo GEO Capacity Notice	2.1.1(a)
SpectrumCo GEO Usage Right	2.1.1(a)
SpectrumCo Indemnitee	12.2
SpectrumCo L-band Net Revenue	1.1

11

SpectrumCo Net Revenue Accounting Principles	1.1
SpectrumCo Net Revenue Report	1.1
SpectrumCo Net Revenue Share Amount	1.1
SpectrumCo NGSO System	2.1.2
SpectrumCo North America Net Revenue	1.1
SpectrumCo Security Interest	10.6.1
SpectrumCo Usage Right	2.1
SpectrumCo Usage Right Payment	3.1.1
SpectrumCo Usage Right Payment Report	1.1
Steering Committee	6.1.1
Step-In Period	1.1
Takings Litigation	1.1
Term	7.1.2
Third Parties	1.1
Third Party	1.1
Transaction Agreements	1.1
True-Up Payment	3.1.2
Uncommitted Capacity	1.1
Usage Right Payment Premium	1.1
Viasat	1.1

1.3 Interpretation. Unless the context requires otherwise: (a) a reference to “this Agreement” refers to this Agreement as a whole, including all Schedules and Exhibits hereto, and the words “herein,” “hereof,” “hereunder,” and “hereto” and words of similar import refer to this Agreement and its Schedules and Exhibits as a whole and not to any particular Section, Schedule or Exhibit, or any other subdivision; (b) a reference to a Party, Article, Section, Schedule or Exhibit is a reference to that Article, Section, or Exhibit of, or that Party or Schedule to, this Agreement unless otherwise specified; (c) a reference to any legal instrument, treaty, convention, national law, regulation, rule, or other law of any nature in this Agreement shall include any amendment, variation, supplement, or re-enactment of the same from time to time in force; (d) words importing the singular include the plural and vice versa and the masculine, feminine, and neuter genders include all genders; (e) a reference to a Person includes that Person’s successors and permitted assigns; (f) the word “including” and words of similar import shall mean “including without limitation” unless otherwise specified; (g) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb); (h) the word “extent” and the phrase “to the extent” mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”; (i) references to “$” and “dollars” are to the currency of the United States of America; (j) any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” under this Agreement; (k) references from or through any date mean from and including or through and including, respectively; (l) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (m) whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; (n) unless otherwise specified in this Agreement, when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded; (o) the Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document; (p) the word “or” shall be disjunctive but not exclusive; and (q) each reference in this Agreement to any agreement, instrument, deed or other document, shall be deemed to be a reference to such agreement, instrument, deed or document, as the case may be, as the same may be amended, supplemented, novated, replaced or otherwise modified from time to time in accordance with the terms hereof and thereof.

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1.4 Order of Precedence. In the event of any conflict between the Articles of this Agreement and any Exhibit of or Schedule to this Agreement, the terms of this Agreement shall prevail.

Article 2
SpectrumCo Usage Right and SPECTRUMCO L-Band Commercialization Plan

2.1 Ligado Grant of SpectrumCo Usage Right. Beginning on the Effective Date, in consideration for SpectrumCo’s payment of SpectrumCo Usage Right Payments and SpectrumCo Contributions, Ligado shall grant to SpectrumCo the exclusive right to use the Ligado L-band MSS Spectrum and the Ligado L-band MSS Assets, subject to SpectrumCo’s observance of the measures and actions deemed necessary by Ligado to remain in compliance in all material respects with the Ligado L-band Licenses and the applicable terms, conditions, limitations, operational requirements, and technical requirements set forth in this Agreement, which include those required to ensure Ligado remains in compliance with the Ligado L-band Licenses and the Cooperation Agreement, in each case, to the extent set forth in Exhibit 6 (L-band Technical Requirements) (the “SpectrumCo Usage Right”). In connection with the grant of the SpectrumCo Usage Right, Ligado shall provide, and SpectrumCo shall receive, many of the economic benefit of substantially all of the Ligado L-band MSS Spectrum and Ligado L-band MSS Assets, in accordance with the following provisions:

2.1.1 SpectrumCo GEO Usage.

(a) Beginning on the Effective Date, Ligado shall grant to SpectrumCo the exclusive right to use any or all of the Uncommitted Capacity (the “SpectrumCo GEO Usage Right”). SpectrumCo shall provide a written notice to Ligado for any capacity on the Ligado GEO Satellites and related Ligado L-band MSS Spectrum and Ligado L-band MSS Assets (“Ligado GEO Capacity”) that SpectrumCo seeks to use including SpectrumCo’s technical and operational requirements relating to SpectrumCo’s intended use of such Ligado GEO Capacity (each, a “SpectrumCo GEO Capacity Notice”). To the extent such Ligado GEO Capacity is Uncommitted Capacity, within sixty (60) days after receiving such SpectrumCo GEO Capacity Notice, Ligado shall provide such Uncommitted Capacity to SpectrumCo at no additional charge. If Ligado is able to provide access to the requested capacity specified in a SpectrumCo GEO Capacity Notice from Uncommitted Capacity, Ligado shall not be required to issue a termination notice pursuant to Section 2.1.1(b), Ligado shall provide notice to SpectrumCo when all Uncommitted Capacity has been fully utilized by SpectrumCo. Notwithstanding the grant of the SpectrumCo GEO Usage Right, to the extent and for as long as necessary to protect Ligado’s interest in the Takings Litigation and consistent with Ligado’s regulatory requirements, Ligado shall at all times retain ownership and ultimate control of the Ligado GEO Satellites, Ligado L-band MSS Spectrum, Ligado GEO Capacity, Ligado L-band MSS Assets, and Ligado L-band Licenses, which ownership and control shall be exercised consistent with Ligado’s regulatory obligations and in a manner that does not adversely affect in any material respect the SpectrumCo Usage Right or SpectrumCo’s intended use thereof within the limits of all such measures deemed reasonably necessary to preserve the Ligado GEO Satellites, Ligado L-band MSS Spectrum, Ligado L-band MSS Assets, and Ligado L-band Licenses.

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(b) SpectrumCo acknowledges that, as of the Effective Date, the Ligado GEO Capacity is subject to the existing commercial agreements between Ligado and Third Parties as set forth in Exhibit 7 (Existing Commercial Agreements) (the “Existing Commercial Agreements”) and may enter into additional commercial agreements pursuant to Section 2.1.1(c) (together with the Existing Commercial Agreements, the “Commercial Agreements”). [***]

(c) [***]

(d) [***]

(e) Ligado shall (i) keep all Ligado L-band MSS Assets in good working order, and (ii) regularly maintain and repair the Ligado L-band MSS Assets in accordance with customary and usual business practices in the satellite industry and subject to Exhibit 3 (Future GEO Plan).

2.1.2 SpectrumCo NGSO System and Regulatory Approvals. SpectrumCo intends to design, develop, procure, own, and operate an NGSO satellite system that will be licensed to SpectrumCo and that will utilize the Ligado L-band MSS Spectrum pursuant to the SpectrumCo Usage Right (the “SpectrumCo NGSO System”). Ligado and SpectrumCo shall collaborate on the design and specifications of the SpectrumCo NGSO System (with SpectrumCo having as much discretion over such design and specifications as may be deemed appropriate by the Parties (acting in good faith) in order to comply with applicable regulatory requirements). With regard to the launch and operation of the SpectrumCo NGSO System, Ligado and SpectrumCo shall also collaborate with the goals of: (i) having Ligado or SpectrumCo (as appropriate) file any necessary applications, including any necessary waivers, with the FCC, ISED, and any other relevant Governmental Authorities to amend and/or modify the Ligado L-band Licenses or secure additional and/or new authorizations in order to authorize the launch and operation of the SpectrumCo NGSO System (the “NGSO Regulatory Applications”), [***]. The Parties’ obligations under this Section shall be carried out in accordance with the following terms:

(a) [***]

(b) Cooperation on NGSO Regulatory Applications. Ligado and/or SpectrumCo, as appropriate based on regulatory considerations agreed upon by the Parties, shall file any necessary NGSO Regulatory Applications within three (3) months, but in no event more than six (6) months, after the Effective Date. In connection with the preparation and submission of any NGSO Regulatory Application, the Parties shall: (i) cooperate to prepare and draft any forms or other documents required to submit any such NGSO Regulatory Application; (ii) after submission of any NGSO Regulatory Application, keep the other Party and its counsel informed of any communication received from, or given to, the FCC, ISED, or any other applicable Governmental Authority relating to such NGSO Regulatory Applications (and provide a copy to the other Party if such communication is in writing); (iii) reasonably consult with each other in advance of any meeting or conference with the FCC, ISED, or any other applicable Governmental Authority and give the other Party or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other Party or its counsel to review in advance, and in good faith consider the views of the other Party or its counsel concerning, any submission, filing, or communication intended to be given to the FCC, ISED, or any other applicable Governmental Authority relating to any such NGSO Regulatory Application.

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(c) SpectrumCo NGSO System and NGSO Regulatory Application Costs. SpectrumCo shall bear all costs associated with the SpectrumCo NGSO System, filing the NGSO Regulatory Applications, and obtaining the NGSO Regulatory Approvals, including, upon the submission of a written request therefor by Ligado, reimbursing Ligado for all reasonable and documented costs for any legal professionals and/or technical consultants retained by Ligado in connection with such process; provided that Ligado updates SpectrumCo of such costs on a regular (and no less than monthly) basis [***].

(d) NGSO Regulatory Approvals.

(i) To the extent the Parties seek NGSO Regulatory Approvals, each Party shall use reasonable best efforts to ensure that such NGSO Regulatory Approvals are obtained as soon as reasonably practicable after the Effective Date. The Parties further acknowledge and agree that control over the Ligado L-band MSS Spectrum for purposes of the SpectrumCo NGSO System shall be exercised consistent with ISED and FCC policy and law, including relevant precedent with respect to licensee control factors. [***]

(ii) In the event that: (A) Ligado does not submit or consent to SpectrumCo’s submission of any NGSO Regulatory Application to the FCC requested by SpectrumCo within six (6) months after the date of this Agreement; (B) Ligado does not submit or consent to SpectrumCo’s submission of any NGSO Regulatory Application to ISED requested by SpectrumCo within a reasonable time period after the date of this Agreement; (C) the Parties fail to obtain the NGSO Regulatory Approvals within twenty-four (24) months after submission of the FCC NGSO Regulatory Applications; or (D) within nine (9) months after receiving the FCC NGSO Regulatory Approvals, any U.S. governmental, legislative, or other regulatory action, court order, or applicable law results in SpectrumCo’s use of the Ligado L-band MSS Spectrum at the NGSO Power Levels being prohibited or materially adversely impacted (any of (A) – (D) above, an “Approval Condition Failure”), SpectrumCo shall have the right to terminate this Agreement in accordance with Section 7.2.2.

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2.1.3 [***]

2.1.4 Continuing SpectrumCo GEO Usage Right. In the event of an Approval Condition Failure that is not due to SpectrumCo’s failure to use reasonable best efforts to ensure that the Approval Condition is met, the Parties agree that SpectrumCo shall continue to have the SpectrumCo GEO Usage Right, provided that (i) Article 3 shall continue to apply and (ii) the continued SpectrumCo GEO Usage Right shall be subject to Ligado’s rights to terminate this Agreement pursuant to Section 7.2.

2.1.5 [***]

2.2 SpectrumCo L-band Commercialization Plan.

2.2.1 Within thirty (30) days of the Effective Date, SpectrumCo shall deliver to Ligado a comprehensive business plan detailing how SpectrumCo will commercialize the Ligado L-band MSS Spectrum (the “L-band Commercialization Plan”), which shall address, among other things, subject to applicable law: (a) “go-to-market” strategies; (b) build and deployment milestones, including timing for service inauguration; (c) key target end markets for mobile wireless and fixed wireless customers; and (d) financial models that project net revenues and profits (taking into account projected subscribership, average revenue per user, operating expenses, capital expenditures, SpectrumCo Usage Right Payments, revenue share obligations with distribution partners, and revenue share obligations to Ligado).

2.2.2 Ligado shall review the L-band Commercialization Plan and either provide written comments to SpectrumCo (or confirm that it has no comments on) the portions of the L-band Commercialization Plan that relate to SpectrumCo’s use of the Ligado GEO Satellites, in each case within a reasonable time period (but in no event more than thirty (30) days) after SpectrumCo delivers the L-band Commercialization Plan to Ligado.

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2.2.3 If Ligado provides, pursuant to Section 2.2.2, written comments on the L-band Commercialization Plan, then SpectrumCo shall consider such comments in good faith and consult with Ligado in connection with any issues raised by Ligado; provided that [***].

2.3 Resolution of Takings Litigation. Ligado shall notify SpectrumCo immediately following resolution (including settlement) of the Takings Litigation. Upon SpectrumCo’s request at any time following such resolution, the Parties shall negotiate in good faith the terms on which Ligado’s rights and assets related to its L-band operations, including the Ligado L-band MSS Assets, the Ligado L-band MSS Spectrum, the Ligado L-band Licenses and Ligado’s rights under the Cooperation Agreement would be transferred and assigned to SpectrumCo as soon as reasonably practicable, including the purchase price to be paid by SpectrumCo to Ligado to acquire such rights and assets. Upon consummation of such a transfer and assignment, SpectrumCo’s obligations to pay the SpectrumCo Usage Right Payments and SpectrumCo Net Revenue Share Amounts shall cease.

Article 3
SPECTRUMCO USAGE RIGHT AND SPECTRUMCO REVENUE SHARE AMOUNT PAYMENTS

3.1 SpectrumCo Usage Right Payments.

3.1.1 Beginning on the Effective Date and for the Term (and subject further to Section 3.1.3 and Section 4.1), SpectrumCo shall pay, in accordance with Section 8.1, to Ligado a usage-right payment (paid quarterly) in the amount that is, for each calendar year, the greater of: (a) $80,000,000; and (b) the Cooperation Agreement Fee for such calendar year (such greater amount, the “SpectrumCo Usage Right Payment”), in consideration for the SpectrumCo Usage Right. For the avoidance of doubt, the SpectrumCo Usage Right Payment shall at all times be equal to or greater than one hundred percent (100%) of the Cooperation Agreement Fee owed by Ligado to Inmarsat for the applicable calendar year, or pro rata portion thereof, pursuant to the Cooperation Agreement. Notwithstanding the foregoing, for a period of thirty-six (36) months beginning on the Effective Date, SpectrumCo may elect to pay all or any portion of the Usage Right Payment Premium in shares of Class A Common Stock of AST SpaceMobile, Inc. (such shares to be valued at the average of the volume weighted averages of the trading price of the Class A Common Stock of AST SpaceMobile, Inc. on NASDAQ (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually selected by SpectrumCo and Ligado in good faith) on each of the thirty (30) consecutive trading days ending on the last trading day prior to the applicable payment date). Ligado further agrees to execute and deliver to SpectrumCo any customary documentation and certificates (and provide any account-opening information) reasonably requested by SpectrumCo or SpectrumCo’s transfer agent in order to implement the issuance of the Parent Common Stock.

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3.1.2 SpectrumCo shall be obligated: (a) to provide to Ligado, at least sixty (60) days prior to each Cooperation Agreement Fee becoming due to Inmarsat (or, if such payment is due to Inmarsat within sixty (60) days after the Effective Date, as soon as reasonably practicable after the Effective Date), with documentation showing that an amount equal to the applicable SpectrumCo Usage Right Payment or portion thereof (excluding, prior to the Plan Confirmation Date, any Usage Right Payment Premium) corresponding to such Cooperation Agreement Fee is held in an escrow account in accordance with an escrow agreement (the “Escrow Agreement”) to be negotiated by the Parties after the Effective Date in accordance with the agreed principles set forth in Exhibit 9 hereto (Escrow Agreement Agreed Principles); and (b) to ensure that such amount (excluding, prior to the Plan Confirmation Date, any Usage Right Payment Premium) is paid to Ligado at least ten (10) days prior to such corresponding Cooperation Agreement Fee becomes due to Inmarsat. All accumulated Usage Right Payment Premium amounts and any other portion of the SpectrumCo Usage Right Payment incurred and remaining unpaid as of the Plan Confirmation Date through January 1 of the following year (the “True-Up Payment”) shall become due and payable by SpectrumCo to Ligado within forty-five (45) days after the Plan Confirmation Date. Any amounts deposited into the escrow account by SpectrumCo pursuant to this Section 3.1.2 shall be free and clear of all liens and/or other security interests at the time of deposit. No later than five (5) Business Days prior to such time that any amounts are due and payable by SpectrumCo to Ligado pursuant to this Section 3.1.2, the Parties shall deliver to the Escrow Agent a joint written instruction in accordance with the Escrow Agreement directing the Escrow Agent to disburse such amounts to Ligado (or, at Ligado’s election, to Inmarsat) on the date such amounts will become due and payable hereunder or, to the extent the payment is being made directly to Inmarsat, on the date on which the Cooperation Agreement Fee will become due and payable to Inmarsat. Nothing in this Agreement (including, for the avoidance of doubt, Section 3.1.1 or Section 8.1) shall require SpectrumCo to pay any amount with respect to any portion of any Cooperation Agreement Fee incurred prior to the Effective Date, or to pay any Usage Right Payment Premium prior to the Plan Confirmation Date.

3.1.3 In the event that, in any period during the Term, SpectrumCo is unable to exercise all or part of the SpectrumCo Usage Rights as a result of any willful and intentional act or omission of Ligado or its Affiliates, then the Parties shall work together in good faith to negotiate an adjustment to the SpectrumCo Usage Right Payments payable with respect to such period and any disputes regarding any such adjustment shall be resolved in accordance with the dispute resolution provisions in Section 13.2.

3.2 SpectrumCo Net Revenue Share. For each Revenue Reporting Period, SpectrumCo shall pay, or cause to be paid, to Ligado an amount in cash equal to the SpectrumCo Net Revenue Share Amount for each Revenue Reporting Period in accordance with Section 8.1.2.

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Article 4
SPECTRUMCO CALL OPTION RIGHT

4.1 SpectrumCo Call Option Right.

4.1.1 SpectrumCo shall have the option to direct Ligado, upon written notification to Ligado (the “SpectrumCo Call Option Notice”), to exercise the Ligado Call Option (the “SpectrumCo Call Option”), in which case SpectrumCo shall be obligated to make the payments in the amounts and on the terms described in the Cooperation Agreement with respect to such Ligado Call Option, plus an amount equal to the cumulative Usage Right Payment Premium amounts that are payable by SpectrumCo throughout the Term, as set forth in more detail in Exhibit 10 (Usage Right Payment Premium Amounts), minus the sum of all Usage Right Payment Premium amounts previously paid by SpectrumCo (the “SpectrumCo Call Option Price”). The SpectrumCo Call Option Notice shall include financial documentation showing that funds sufficient to pay the SpectrumCo Call Option Price are held in an escrow account in accordance with the Escrow Agreement to provide evidence that SpectrumCo has the requisite funding to immediately pay the SpectrumCo Call Option Price. Ligado shall exercise the Ligado Call Option in accordance with the Cooperation Agreement as soon as possible after receipt of such financial documentation and in any event prior to the Option Expiration Date. Ligado shall immediately notify SpectrumCo following such exercise of the Ligado Call Option and SpectrumCo shall pay the SpectrumCo Call Option Price to Ligado within fifteen (15) Business Days following such exercise, which payment shall be made to the Ligado account identified in Schedule 1 (Places of Payment) or to such other U.S. account as may be notified in writing by Ligado to SpectrumCo. Any amounts deposited into the escrow account by SpectrumCo pursuant to this Section 4.1.1 shall be free and clear of all liens and/or other security interests at the time of deposit. No later than five (5) Business Days prior to such time that any amounts are due and payable by SpectrumCo to Ligado pursuant to this Section 4.1.1, the Parties shall deliver to the Escrow Agent a joint written instruction in accordance with the Escrow Agreement directing the Escrow Agent to disburse such amounts to Ligado in accordance with this Section 4.1.1 on the date such amounts are due hereunder.

4.1.2 SpectrumCo’s right to exercise the SpectrumCo Call Option shall expire at 11:59 p.m., New York time, on October 15, 2025 (the “Option Expiration Date”), provided that the Parties may agree to extend the Option Expiration Date if: (a) Ligado and Inmarsat have agreed to extend the latest date by which Ligado is able to exercise the Ligado Call Option under the Cooperation Agreement or (b) the Bankruptcy Court extends the latest date by which Ligado is able to exercise the Ligado Call Option under the Cooperation Agreement. If SpectrumCo fails to exercise the SpectrumCo Call Option by the Option Expiration Date (as may be extended in accordance with this Section 4.1), then SpectrumCo shall be deemed to have forfeited the SpectrumCo Call Option.

4.1.3 With effect from exercise of the Ligado Call Option, SpectrumCo’s obligation to make the SpectrumCo Usage Right Payments shall cease.

4.1.4 In the event that Ligado exercises the Ligado Call Option pursuant to SpectrumCo’s exercise of the SpectrumCo Call Option, and Inmarsat challenges or otherwise rejects Ligado’s exercise of the Ligado Call Option, Ligado shall not be in material breach of this Article 4 for any failure to exercise or consummate the Ligado Call Option if Ligado has (i) used its reasonable best efforts to consummate the Ligado Call Option (including taking customary measures to enforce the Ligado Call Option) and (ii) returned the SpectrumCo Call Option Price to SpectrumCo; provided, that this shall not limit Ligado’s obligations under this Article 4 in any respect.

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4.1.5 Ligado shall be entitled to exercise the Ligado Call Option other than pursuant to Section 4.1.1; provided, that Ligado shall be solely responsible for the payment required for any such exercise of the Ligado Call Option and, unless SpectrumCo otherwise agrees in writing, such payment shall not form part of the Cooperation Agreement Fee.

Article 5
LIGADO ATC DEPLOYMENT RIGHT

5.1 ATC Deployment Right. Neither this Agreement nor any other Transaction Agreements shall be deemed to prohibit or in any way limit Ligado from exercising the Ligado ATC Deployment Right, subject to the following:

5.1.1 ATC Deployment. Ligado may exercise the Ligado ATC Deployment Right at any time during the Term (or any renewal thereof) of this Agreement; provided, that Ligado has retained the Ligado ATC Deployment Right following a final, non-appealable judgment, order or settlement of the Takings Litigation. If Ligado decides to exercise the Ligado ATC Deployment Right, then Ligado shall promptly notify SpectrumCo of such decision. Ligado shall then notify SpectrumCo of its ATC Deployment within three (3) days after such completion [***].

5.1.2 Notice of Ligado ATC Deployment Right. No later than six (6) months after a final, non-appealable judgment, order or settlement of the Takings Litigation that results in Ligado retaining the Ligado ATC Deployment Right, Ligado will notify SpectrumCo of its decision whether or not to exercise the Ligado ATC Deployment Right. [***].

5.1.3 ATC Revenue Share. In accordance with Section 8.2, for each Revenue Reporting Period, Ligado shall pay, or cause to be paid, to SpectrumCo an amount in cash equal to the ATC Revenue Share Amount for such Revenue Reporting Period.

Article 6
Governance

6.1 Steering Committee.

6.1.1 Within five (5) days after the Effective Date, each Party shall appoint two (2) representatives of appropriate seniority and experience to a steering committee with responsibility for: (a) acting as a first-level forum for discussing and seeking to resolve any disputes related to this Agreement, including any operational or technical issues faced by a Party as a result of the other Party’s use of the Ligado L-band MSS Spectrum or Ligado L-band Assets but other than any disputes related to any Financial Report (which shall be addressed according to the provisions of Section 8.3); (b) overseeing Ligado’s progress towards terminating any Commercial Agreements pursuant to Section 2.1.1(b) and discussing any technical requirements or issues with transitioning any counterparties using capacity on the Ligado GEO Satellites under any Commercial Agreement off such capacity; (c) discussing the status of the Takings Litigation and the Inmarsat Litigation and the potential resolution of either of them (in a manner that preserves attorney-client privilege, attorney work product protection or other legal privilege); and (d) the matters described in Section 2.2, Section 2.3, and Sections 6.2 and any other matters agreed by the Parties (the “Steering Committee”), in each case, subject to compliance with applicable law. Without each Party’s prior written consent, the steering committee shall not make any determination or take any action that is inconsistent with the terms of this Agreement.

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6.1.2 Each Party’s representatives on the Steering Committee shall be authorized to make decisions on behalf of such Party with respect to the day-to-day implementation and overall management of this Agreement (but not to amend this Agreement). Either Party may (i) within five (5) Business Days after the nomination of Steering Committee representatives by the other Party, provide written notice to the other Party to object to its nominated representatives on the Steering Committee if such nominated representatives do not reasonably have the appropriate seniority, experience or authority to serve on the Steering Committee (and any disputes regarding nominated representatives shall be resolved in accordance with the dispute resolution provisions in Section 13.2) and (ii) replace one or more of its representatives on the Steering Committee at any time by written notice to the other Party’s representatives; provided, that the Steering Committee shall at all times be comprised of an equal number of Ligado and SpectrumCo representatives, unless otherwise agreed to by the Parties in writing.

6.1.3 The Steering Committee shall meet at least once per quarter during the Term, unless otherwise agreed by both Parties. Meetings may be held in person or via telephone or videoconference as may be agreed by the Steering Committee members. The Parties shall be jointly responsible for convening meetings of the Steering Committee, agreeing the dates, times, and places of the meetings, and compiling and distributing relevant information, agendas, and other similar materials in advance of each such meeting. Meetings shall be held on at least five (5) Business Days’ notice, except where all members of the Steering Committee agree otherwise. In the event of an issue of a serious nature arising in respect of any obligations relating to this Agreement, each Party shall have the right to convene an emergency meeting of the Steering Committee on no less than forty-eight (48) hours’ notice to the members thereof. Each Party shall ensure that its Steering Committee representatives (or their alternatives) are available at reasonable times and on reasonable notice in accordance with this Section 6.1.3. Steering Committee meetings shall only be held if an equal number of representatives from each Party are in attendance (including virtually), unless waived by the Party represented by fewer representatives.

6.2 [***]

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Article 7
TERM AND TERMINATION

7.1 Term.

7.1.1 Initial Term. This Agreement shall become effective on the Effective Date and remain effective until: (a) the earlier of (i) December 31, 2035 and (ii) the date of termination or expiration of the Cooperation Agreement; or (b) this Agreement is terminated by either Party in accordance with Section 7.2 (the “Initial Term”).

7.1.2 Renewal Term. Unless SpectrumCo elects to not renew this Agreement by providing written notice to Ligado at least three (3) months prior to the end of the Initial Term, this Agreement shall automatically renew after the expiration of the Initial Term and remain effective until: (a) the later of (i) December 31, 2107 and (ii) the date of termination or expiration of the Cooperation Agreement; or (b) this Agreement is terminated by either Party in accordance with Section 7.2 (together with the Initial Term, the “Term”).

7.1.3 Regulatory Approval. If SpectrumCo reasonably determines, in consultation with Ligado, that any notification, filing, consent and/or other approval is required under the HSR Act and other applicable Antitrust Laws in connection with renewal of the Initial Term under Section 7.1.2, each Party shall use reasonable best efforts to cooperate with each other and promptly prepare, file and obtain, as applicable, any such notification, filing, consent and/or other approval.

7.2 Termination.

7.2.1 Termination for Material Breach. Either Party, provided that it is not currently in default of a material provision of this Agreement, may terminate this Agreement in the event of a material breach of this Agreement by the other Party, upon written notice of such material breach to the other Party if the other Party has not cured such material breach within forty five (45) days after receipt of such written notice; provided, that if such material breach (i) is not related to a payment obligation of either of the Parties, (ii) cannot reasonably be cured within a forty five (45) day period and (iii) the breaching Party promptly takes diligent actions to cure the breach, then the cure period for such breach shall be extended to ninety (90) days.

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7.2.2 Termination for Approval Condition Failure. SpectrumCo may terminate this Agreement in the event of an Approval Condition Failure (provided, that a material breach by SpectrumCo of any provision of this Agreement is not a primary cause of such Approval Condition Failure) by providing written notice (specifying in reasonable detail the basis for which SpectrumCo is terminating this Agreement pursuant to an Approval Condition Failure) to Ligado within thirty (30) days after the occurrence of the Approval Condition Failure; provided, that Ligado may (provided Ligado is acting reasonably and in good faith) dispute an SpectrumCo termination based on an Approval Condition Failure by providing a written response (with sufficient details regarding the rationale for its dispute of the Approval Condition Failure) to SpectrumCo within ten (10) Business Days after Ligado’s receipt of SpectrumCo’s notice of termination relating to an Approval Condition Failure and, after receipt of such written response by SpectrumCo, the Parties shall discuss in good faith how to resolve such dispute. If the Parties cannot resolve the dispute within thirty (30) days after SpectrumCo’s receipt of Ligado’s written response, such dispute shall be resolved according to the dispute resolution provisions in Section 13.2.

7.2.3 Termination for Failure to Pay SpectrumCo Usage Payments and SpectrumCo Contribution. Ligado may terminate this Agreement immediately upon written notice to SpectrumCo if SpectrumCo fails to timely pay any SpectrumCo Usage Right Payment or SpectrumCo Contribution within forty-five (45) days after the applicable due date for such SpectrumCo Usage Right Payment or SpectrumCo Contribution as set forth in this Agreement or the Framework Agreement, as applicable; provided Ligado has notified SpectrumCo that it has not received the relevant payment during the forty-five (45) day period.

7.2.4 Termination for Adverse Resolution of Takings Litigation. In the event that any final resolution (including any final order or settlement) of the Takings Litigation results in SpectrumCo’s intended exercise of the SpectrumCo Usage Right being materially adversely impacted, [***] (such event, an “Adverse Impact Determination”), SpectrumCo may terminate this Agreement by providing written notice (specifying in reasonable detail the basis for which SpectrumCo is terminating this Agreement pursuant to such Adverse Impact Determination) to Ligado; provided, however, that Ligado may (provided that Ligado is acting reasonably and in good faith) dispute a SpectrumCo termination based on an Adverse Impact Determination by providing a written response (with sufficient details regarding the rationale for its dispute of the Adverse Impact Determination) to SpectrumCo within ten (10) days after Ligado’s receipt of SpectrumCo’s notice of termination relating to an Adverse Impact Determination and, after receipt of such written response by SpectrumCo, the Parties shall discuss in good faith how to resolve such dispute. If the Parties cannot resolve the dispute within fifteen (15) days after SpectrumCo’s receipt of Ligado’s written response, such dispute shall be resolved according to the dispute resolution provisions in Section 13.2. Upon termination of this Agreement pursuant to an Adverse Impact Determination (whether due to Ligado not disputing SpectrumCo’s termination notice or following conclusion of the resolution of the dispute resolution process in Section 13.2), Section 7.3(b) of the Framework Agreement shall apply.

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7.2.5 Termination for Excessive Force Majeure. Either Party may terminate this Agreement upon thirty (30) days’ prior written notice to the other Party if the other Party is prevented from carrying out any of its material obligations under this Agreement for more than one hundred and eighty (180) days due to a Force Majeure Event.

7.2.6 Termination for Adverse Action with Respect to Licenses or MSS Assets.

(a) Ligado may terminate this Agreement upon thirty (30) days’ prior written notice to SpectrumCo in the event that SpectrumCo takes any action with the effect of materially jeopardizing or harming the Ligado L-band Licenses or the Ligado L-band MSS Assets and fails to remedy such action within ninety (90) days of SpectrumCo’s receipt of written notice thereof from Ligado.

(b) SpectrumCo may terminate this Agreement upon thirty (30) days’ prior written notice to Ligado in the event that Ligado takes any action with the effect of materially jeopardizing or harming SpectrumCo’s licenses from any Governmental Authority related to SpectrumCo’s use of the Ligado L-band Spectrum or Ligado L-band MSS Assets, or the SpectrumCo NGSO System, and fails to remedy such action within ninety (90) days of Ligado’s receipt of written notice thereof from SpectrumCo.

7.2.7 Termination Upon Cooperation Agreement Termination. SpectrumCo may terminate this Agreement upon thirty (30) days’ prior written notice to Ligado if the Cooperation Agreement terminates or expires.

7.2.8 Termination Upon Framework Agreement Termination. Ligado may terminate this Agreement upon thirty (30) days’ prior written notice to the other Party if (a) the Framework Agreement is terminated prior to payment of the DUO Payments; and (b) SpectrumCo has provided a written notice to Ligado that it does not intended to exercise its right under Section 2.1.4.

7.2.9 Other Termination Events. This Agreement may be terminated at any time:

(a) by either SpectrumCo or Ligado, at any time before the Plan Effective Date, if the RSA is terminated; or

(b) by SpectrumCo, if the Plan Effective Date has not occurred on or prior to the Outside Date (as defined in the RSA).

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7.3 Effect of Termination. Unless otherwise provided for in this Agreement, if either Party exercises its rights to terminate this Agreement pursuant to Section 7.2, then: (a) SpectrumCo shall surrender the SpectrumCo Usage Right to Ligado and cease using the Ligado L-band MSS Spectrum as of the effective date of termination of the Agreement (or as soon as reasonably practicable thereafter, if not possible to cease use as of such effective date of termination); (b) for twelve (12) months (or such other period as may be agreed by both Parties in writing) following the effective date of termination of this Agreement, the Parties shall cooperate in good faith to ensure an orderly wind-down of their activities pursuant to this Agreement (including, to the extent applicable, as required by Article 6); and (c) subject to Section 13.18, neither Party shall have any continuing liabilities or obligations of any kind to the other Party as of the effective date of such termination (without prejudice to any liabilities accrued prior to such termination, including for breach of this Agreement), and this Agreement shall terminate and cease to have any further force or effect except with respect to any provisions that expressly survive termination.

7.4 Termination of Binding Term Sheet. This Agreement shall supersede and replace the Binding Term Sheet, which shall be terminated and have no further force or effect as of the Effective Date.

Article 8
PAYMENT PROVISIONS

8.1 Payments by SpectrumCo.

8.1.1 SpectrumCo Usage Right Payment. On or prior to January 1 of each year during the Term, Ligado shall deliver to SpectrumCo (i) the SpectrumCo Usage Right Payment Report for such calendar year and (ii) supporting documentation for such SpectrumCo Usage Right Payment Report; provided, however, that the SpectrumCo Usage Right Payment Report for the 2025 calendar year shall be delivered by Ligado to SpectrumCo within five (5) days after the Effective Date. SpectrumCo shall make each SpectrumCo Usage Right Payment and any True-Up Payment required to be paid to Ligado on or prior to the applicable due date set forth in Section 3.1.2. Other than any payment to be made in equity as permitted by last sentence of Section 3.1.1, SpectrumCo shall pay, or cause to be paid, each such payment Ligado by wire transfer of immediately available funds, to the Ligado account identified in Section 8.4. In the event of any dispute between the Parties regarding the amount of any SpectrumCo Usage Right Payment, within ten days after the applicable SpectrumCo Usage Right Payment has been finally determined in accordance with Section 8.3 (as so finally determined, the “Final SpectrumCo Usage Right Payment”), if the SpectrumCo Usage Right Payment as set forth in the applicable SpectrumCo Usage Right Payment Report delivered by Ligado to SpectrumCo is greater than such Final SpectrumCo Usage Right Payment, Ligado shall pay, or cause to be paid, to SpectrumCo an amount in cash equal to such excess by wire transfer of immediately available funds to the SpectrumCo account identified in Section 8.4. The penultimate sentence of this Section 8.1.1 shall also apply in the event of any dispute between the Parties regarding the amount of the True-Up Payment, mutatis mutandis.

8.1.2 SpectrumCo Net Revenue Share Amount Payment. No later than sixty (60) days following the end of each Revenue Reporting Period, SpectrumCo shall deliver to Ligado (i) the SpectrumCo Net Revenue Report for such Revenue Reporting Period and (ii) supporting documentation for such SpectrumCo Net Revenue Report, including invoices and other relevant financial documentation. Within ten days after the applicable SpectrumCo Net Revenue Share Amount has been finally determined in accordance with Section 8.3, SpectrumCo shall pay, or cause to be paid, to Ligado such SpectrumCo Net Revenue Share Amount by wire transfer of immediately available funds to the Ligado account identified in Section 8.4.

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8.2 Payments by Ligado. No later than sixty 60 days following the end of each Revenue Reporting Period, Ligado shall deliver to SpectrumCo (i) the ATC Revenue Report for such Revenue Reporting Period and (ii) supporting documentation for such ATC Revenue Report, including invoices and other relevant financial documentation. Within ten days after the applicable ATC Revenue Share Amount has been finally determined in accordance with Section 8.3, Ligado shall pay, or cause to be paid, to SpectrumCo such ATC Revenue Share Amount by wire transfer of immediately available funds, to the SpectrumCo account identified in Section 8.4.

8.3 Procedures for Notices of Disagreement and Independent Accountant.

8.3.1 Access to Books and Records. Within thirty (30) days after receipt by a Party of any Financial Report that is required to be delivered to such Party under this Agreement, the Party who prepared and delivered such Financial Report shall, at the receiving Party’s request, provide the receiving Party and its accountants and other Representatives, on reasonable advance notice, with reasonable access during normal business hours to the books and records (including work papers, subject to the execution of customary access letters, if requested) of the delivering Party and its Affiliates to the extent relevant to, and solely for purposes of, their review of such Financial Report and the preparation of any Notice of Disagreement; provided, that the receiving Party’s Representatives (as defined in the Framework Agreement) shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the delivering Party or its Affiliates; provided, further, that the delivering Party shall not be obligated to provide such access or information if it determines, in good faith consultation with its outside counsel, that doing so is reasonably likely to (i) violate any applicable law or court order or (ii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege (in which case the delivering Party shall notify the receiving Party that it is withholding any such information and use reasonable best efforts to provide such information in a manner that does not result in the waiver any such privilege (including pursuant to a common interest agreement)).

8.3.2 Notices of Disagreement.

(a) Each Financial Report delivered by a Party pursuant to this Agreement shall become final, conclusive and binding on the Parties thirty (30) days after receipt of such Financial Report by the other Party, unless the receiving Party delivers written notice of its disagreement with any such Financial Report or the calculation of any amount set forth therein (a “Notice of Disagreement”) to the delivering Party on or prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of any disagreement so asserted and shall set forth the receiving Party’s alternative calculations of the disputed amounts, together, in each case, with reasonably detailed supporting calculations and documentation. The receiving Party shall be deemed to have agreed with all amounts and other line items contained in the Financial Report that are not disputed in a Notice of Disagreement.

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(b) If any Party delivers a timely Notice of Disagreement to the other Party pursuant to Section 8.3.2(a), then the applicable Financial Report and related calculations set forth therein (in each case as revised in accordance with this Section 8.3.2(b)) shall become final, conclusive, and binding upon the Parties on the earlier of: (i) the date any and all matters specified in the Notice of Disagreement are finally resolved in writing by the Parties; and (ii) the date any and all matters specified in the Notice of Disagreement and not resolved in writing by the Parties pursuant to clause (i) of this Section 8.3.2(b) are finally resolved by an Independent Accountant pursuant to Section 8.3.3. The applicable Financial Report and the related calculations set forth therein shall be revised by SpectrumCo and Ligado to the extent necessary to reflect any resolution by Ligado and SpectrumCo and any final resolution made by the Independent Accountant pursuant to Section 8.3.3. During the fifteen (15) day period immediately following the delivery to the applicable Party of a Notice of Disagreement, or such longer period as Ligado and SpectrumCo may agree in writing, Ligado and SpectrumCo shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Disagreement, and all such discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state or local rule. At the end of such fifteen (15) day period (or such longer period as may have been agreed by Ligado and SpectrumCo), Ligado and SpectrumCo, pursuant to Section 8.3.3, shall submit to an Independent Accountant for review and resolution any and all matters (but only such matters) that remain in dispute and that were included in the Notice of Disagreement, and any such resolution by the Independent Accountant shall be final, conclusive and binding on the Parties (absent manifest mathematical error).

8.3.3 Independent Accountant.

(a) If a dispute is submitted to the Independent Accountant pursuant to Section 8.3.2(b), SpectrumCo and Ligado shall instruct the Independent Accountant to make a final determination of all such matters (but only such matters) that remain in dispute and that were included in the Notice of Disagreement. Such determination shall be made in accordance with the applicable terms and provisions of this Agreement and any applicable Exhibits. SpectrumCo and Ligado shall cooperate with the Independent Accountant during the term of its engagement. Neither SpectrumCo nor Ligado shall have any ex parte communications with the Independent Accountant. The Independent Accountant shall not assign a value to any item in dispute greater than the greatest value for such item assigned by in the applicable Financial Report, on the one hand, or in the Notice of Disagreement, on the other hand, or less than the smallest value for such item assigned in applicable Financial Report, on the one hand, or in the Notice of Disagreement, on the other hand. The Independent Accountant shall make its determination based solely on presentations by SpectrumCo and Ligado that are in accordance with the GAAP and the applicable terms and provisions of this Agreement and not on the basis of an independent review and as an expert and not an arbitrator.

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(b) SpectrumCo and Ligado shall request the Independent Accountant to deliver its final determination in writing and within thirty (30) days following final submission of the disputed matters to it. The fees and expenses of the Independent Accountant shall be borne by Ligado, on the one hand, and SpectrumCo, on the other hand, based on the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, and such allocation of fees and expenses shall be calculated by the Independent Accountant and such calculation shall be final, conclusive and binding on the Parties. At any time, SpectrumCo and Ligado may agree to settle any objections raised in the Notice of Disagreement, which agreement shall be in writing and final, conclusive and binding on all of the Parties with respect to the subject matter of any such objection so resolved.

8.4 Places of Payment. The Parties shall make their respective payments owned under this Agreement to the accounts identified in Schedule 1 (Places of Payment), or to such other account as may be notified in writing by the non-paying Party to the paying Party.

8.5 Interest for Late Payments. If an amount due under this Agreement is not paid within the applicable due date of such payment as identified in Section 8.1 or Section 8.2 (as applicable), all such payments shall bear interest at one percent (1%) per month starting on the date such payment is due until but excluding the date the overdue amount and the interest are paid.

8.6 Taxes. Each Party shall pay all sales, goods and services, and other similar taxes imposed on or payable with respect to payments such Party is otherwise required to make under this Agreement (collectively, “Sales Taxes”) (excluding, for purposes of clarification, income taxes of the other Party), subject to the receipt from the other Party of a valid invoice required by law to be issued in connection with such Sales Taxes. Each Party shall be entitled to deduct and withhold from any payment under this Agreement all taxes that such Party is required to deduct and withhold under any applicable provision of law. All such amounts withheld and properly paid over to the appropriate taxing authority shall be treated as having been paid to the person in respect of whom such deduction and withholding was made. Each Party shall promptly provide the other Party with any applicable tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested and shall promptly provide an update of any such tax form or certificate previously delivered if the same has become incorrect or has expired.

Article 9
CONFIDENTIAL INFORMATION

9.1 Confidentiality. Each Party (each a “Receiving Party”) shall, and shall ensure that its Affiliates shall, treat as strictly confidential all of the other Party’s (each a “Disclosing Party”) Confidential Information and shall not, except with the prior written consent of the Disclosing Party, make use of (save for the purposes of performing its obligations or exercising its rights under Transaction Agreement) or disclose to any Person (other than in accordance with this Article 9) any Confidential Information. Each Receiving Party undertakes that it shall (and shall ensure that its Affiliates shall) only disclose Confidential Information to its Representatives where it is reasonably required for the purposes of exercising its rights or performing its obligations under this Agreement and only where the Representatives are informed of the confidential nature of the Confidential Information and the provisions of this Article 9 and such Representatives are bound to abide by confidentiality obligations substantially as protective as those contained herein. The Receiving Party shall be liable for any violation of this Article 9 by its Representatives. The confidentiality obligations set forth in this Article 9 shall bind the Receiving Party (a) with respect to Confidential Information that is a trade secret right or business secret, for so long as such Confidential Information remains a trade secret right or business secret under applicable law, and (b) with respect to all other Confidential Information, perpetually unless any of the exceptions set forth in Section 9.2 applies.

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9.2 Exceptions. Notwithstanding Section 9.1, a Receiving Party shall have the limited right to disclose Confidential Information to the extent that such disclosure is:

9.2.1 required by applicable law or by any stock exchange or any Governmental Authority having applicable jurisdiction and the Receiving Party (or its Affiliate) has (to the extent legally permissible and reasonably practicable in the circumstances) given the Disclosing Party sufficient prior notice in order for the Disclosing Party to obtain a protective order or other appropriate remedy;

9.2.2 to a Governmental Authority for the purposes of seeking, obtaining, maintaining or renewing any NGSO Regulatory Approval or other Consent required under any Transaction Agreement; or

9.2.3 (to the extent SpectrumCo is the Receiving Party) required in order to facilitate any financing transaction proposed to be entered into by SpectrumCo or its Affiliates; provided, however, (i) such disclosure is made only to those parties on an as-needed basis, (ii) any third party who has access to the Confidential Information is subject to confidentiality obligations and restrictions at least as protective of the Confidential Information as set forth herein, and (iii) in the case of any technical-related Confidential Information or the Inmarsat Litigation, SpectrumCo agrees that such third party shall only be able to access such information through a secure virtual data room hosted and managed by Ligado.

Article 10
REPRESENTATIONS, WARRANTIES, AND COVENANTS

10.1 Representations and Warranties of the Parties. Each Party represents and warrants to the other Party that:

10.1.1 It has the right, power, and authority to execute and perform its obligations under this Agreement.

10.1.2 It has taken all requisite corporate or governmental action to approve the extension, delivery, and performance of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of such Party enforceable against it in accordance with its terms.

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10.1.3 The execution, delivery, and performance by it of its obligations hereunder and the consummation of the transactions contemplated hereby will not result in a violation of, or default under, any agreement or instrument to which it is a party or by which it or any of its property is bound, its organization or governing documents or any law, regulation, rule, or judgment of any court or governmental or other agency having jurisdiction over it or any of its properties.

10.1.4 To its knowledge, there is no outstanding judgment, pending or threatened litigation or proceeding involving or affecting the execution, delivery or performance of this Agreement.

10.1.5 Neither it nor, to its knowledge, anyone acting on its behalf, has at any time in the past five years engaged in or facilitated, directly or indirectly, any material violation of laws, rules, or regulations relating to (i) sanctions or the export or import of commodities, technical data, products, or services, including, but not limited to, those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the Bureau of Industry and Security of the U.S. Department of Commerce (“Sanctions and Export Control Laws”); or (ii) the prohibition of bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable corruption or bribery law (“Anti-Bribery Laws”).

10.2 Representations and Warranties of Ligado. Ligado represents and warrants to SpectrumCo that:

10.2.1 Each Ligado Coordination Agreement is in full force and effect and constitutes the legal, valid and binding obligation of each party thereto enforceable against each such party in accordance with its terms.

10.2.2 Ligado has provided to SpectrumCo a complete and accurate copy of each Ligado Coordination Agreement and any spectrum coordination or usage plan entered into with each Ligado Coordination Partner that applies as of the Effective Date to the Ligado L-band MSS Spectrum, or, when a copy or portion of such Ligado Coordination Agreement or plan could not be provided due to third party confidentiality obligations, has provided to SpectrumCo such information as is sufficient to substantiate Ligado’s usage rights under such Ligado Coordination Agreement or plan.

10.2.3 Except for the outstanding Cooperation Agreement Fees due to Inmarsat under the Cooperation Agreement, which are to be paid to Inmarsat using the funds paid to Ligado pursuant to the Framework Agreement, Ligado is in all material respects in compliance with the terms of each Ligado Coordination Agreement and, to Ligado’s knowledge, there is no basis on which any Ligado Coordination Partner would be entitled to terminate the Ligado Coordination Agreement to which such Ligado Coordination Partner is a party.

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10.2.4 To Ligado’s knowledge, except for the alleged breaches by Inmarsat of the Cooperation Agreement that are the subject of the Inmarsat Litigation, each Ligado Coordination Partner is in all material respects in compliance with the terms of the Ligado Coordination Agreement to which such Ligado Coordination Partner is a party.

10.2.5 To Ligado’s knowledge, no Governmental Authority (i) has used, or is using, the L-band spectrum in a manner that conflicts with SpectrumCo’s planned use of the Ligado L-band MSS Spectrum for MSS (including in connection with the SpectrumCo NGSO System) in any material respect, or (ii) opposes use of the Ligado L-band MSS Spectrum for MSS (including in connection with the SpectrumCo NGSO System).

10.2.6 Ligado has not granted any Person any right to use any Ligado L-band MSS Spectrum except for Third Party counterparts to the Existing Commercial Agreements pursuant to the terms of the Existing Commercial Agreements.

10.2.7 The Ligado L-band Licenses and the Ligado L-band MSS Assets constitute all of the assets owned or controlled by Ligado or any of its Affiliates that are reasonably necessary for SpectrumCo to exercise the SpectrumCo GEO Usage Right.

10.2.8 Ligado holds the Ligado L-band Licenses listed and described on Exhibit 11 (Ligado L-Band Licenses). Exhibit 11 (Ligado L-Band Licenses) includes all of the authorizations required under the Communications Act of 1934, as amended (the “Communications Act”), the Radiocommunication Act (Canada), or the rules, regulations and policies of the FCC or ISED for the present operation of the Ligado L-Band MSS Assets. The Ligado L-band Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. [***]. Ligado and the Ligado L-band MSS Assets are in compliance in all material respects with the Ligado L-band Licenses, the Communications Act, the Radiocommunication Act (Canada), and the rules, regulations and policies of the FCC and ISED. The Ligado L-band MSS Assets are operating in accordance with their FCC and ISED licensed parameters. All material reports and filings required to be filed with, and all regulatory fees required to be paid to, the FCC and ISED by Ligado with respect to the Ligado L-band Licenses have been timely filed and paid. All such reports and filings are accurate and complete.

10.2.9 Exhibit 7 (Existing Commercial Agreements) contains a complete and accurate list of the Existing Commercial Agreements and specifies, for each Existing Commercial Agreement whether Ligado has a right to terminate the Existing Commercial Agreements for convenience. The relevant counterparties have no right to use the capacity on the Ligado GEO Satellites (and Ligado shall have no transitional or other support obligations) following the termination notice period set out on Exhibit 7 (Existing Commercial Agreements). The information in Exhibit 7 (Existing Commercial Agreements) is complete and accurate in all material respects.

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10.2.10 To Ligado’s knowledge, other than (i) the technical coordination requirements and constraints in the Cooperation Agreement, (ii) as identified on Exhibit 6 (L-band Technical Requirements) or Exhibit 2 (Ligado Coordination Agreements and Partners); and (iii) any operational requirement or limitation that is applicable to SpectrumCo’s planned operations in the Ligado L-band MSS Spectrum under any law, rule or regulation of the FCC, ISED, ITU, or any other relevant Governmental Authority (including the requirement to obtain NGSO Regulatory Approvals), there are no limitations on SpectrumCo’s rights to operate the Ligado L-band MSS Spectrum as contemplated by this Agreement.

10.3 Covenants of the Parties. Each Party covenants to the other Party that:

10.3.1 It shall comply with the laws, permits, and licenses of any territory where this Agreement is in effect, and without legitimate claims of a Governmental Authority affecting or applicable to this Agreement. Should such Governmental Authority’s claims be contrary to this Agreement or to the Parties’ obligations under this Agreement, then it shall undertake, to the extent possible, any reasonably necessary actions to change, cancel, or otherwise overcome such claims in order to give effect to this Agreement and the performance of its obligations under this Agreement.

10.3.2 It shall comply with all applicable laws, rules, or regulations relating to Sanctions and Export Control Laws.

10.3.3 When performing its obligations under this Agreement, it shall not, and it shall not authorize or permit any Person acting for or on behalf of it to, directly or indirectly (a) give, offer or promise, or authorize (or tolerate to be given, offered, or promised) anything of value to an official or employee of government or of any subdivision thereof or to use its influence to effect or influence any act or decision of a government or any subdivision thereof in violation of any Anti-Bribery Law; or (b) take any other action that constitutes a violation of any Anti-Bribery Law.

10.3.4 It shall not take any action with the intent and effect of materially jeopardizing or harming the other Party’s licenses from any Governmental Authority related to such other Party’s use of the Ligado L-band Spectrum or Ligado L-band MSS Assets (or, with respect to SpectrumCo, the SpectrumCo NGSO System).

10.3.5 It shall use commercially reasonable efforts to negotiate and execute the Escrow Agreement no later than ten (10) Business Days after the Effective Date.

10.4 Covenants of Ligado. Ligado covenants to SpectrumCo that, during the Term, it shall (and shall ensure that its Affiliates shall):

10.4.1 Comply with each Ligado Coordination Agreement in all material respects (and, for this purpose, all payment obligations shall be considered material obligations) and not take or omit to take any action that could result in termination of any Ligado Coordination Agreement.

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10.4.2 Without prejudice to Section 10.4.3, notify SpectrumCo as soon as is reasonably practicable of any amendment, waiver or breach of any Ligado Coordination Agreement.

10.4.3 Not (a) amend, (b) waive any right under or breach of or (c) exercise any right to terminate any Ligado Coordination Agreement, in each case in a manner that could reasonably be expected to adversely affect SpectrumCo’s intended exercise of the SpectrumCo Usage Right (including in connection with the SpectrumCo NGSO System), or initiate, agree, threaten or give notice to do any of the foregoing, in each case, without SpectrumCo’s prior written consent.

10.4.4 Notify SpectrumCo as soon as is reasonably practicable after it receives any claims or notices (whether written or oral) from any Ligado Coordination Partner or any of its representatives alleging any breach of any Ligado Coordination Agreement or grounds on which any Ligado Coordination Agreement may be terminated, and reasonably consult with SpectrumCo in connection with the response to and resolution of any such claims or notices; provided, however, that: (i) such consultations may be conducted by Ligado in any manner that protects attorney-client privilege or any other legal privilege and (ii) Ligado shall have ultimate control over the responses to, and resolutions of, such claims or notices (except that, in respect of (ii), Ligado shall not respond to such claims or notices in a manner that could reasonably be expected to adversely affect SpectrumCo’s intended exercise of the SpectrumCo Usage Right (including in connection with the SpectrumCo NGSO System) without SpectrumCo’s prior written consent).

10.4.5 Not settle or resolve, or agree to settle or resolve, the Inmarsat Litigation in a manner that could (a) reasonably have an adverse effect in any material respect on SpectrumCo’s intended exercise of the SpectrumCo Usage Right (including in connection with the SpectrumCo NGSO System) or increase any Cooperation Agreement Fees or other amounts required to be paid by SpectrumCo under any Transaction Agreement, in each case, without SpectrumCo’s prior written consent or (b) result in any payment to Viasat or any of its Affiliates, prior to the satisfaction of the Approval Condition, of the Cooperation Agreement Fee (or any portion thereof), and/or any related interest, due by Ligado pursuant to the Cooperation Agreement as of (or with respect to any period commencing prior to) January 5, 2025.

10.4.6 In consultation with and to the extent reasonably requested by SpectrumCo, enforce its rights under any Ligado Coordination Agreement to the extent that the applicable Ligado Coordination Partner is in breach of the applicable Ligado Coordination Agreement and such breach adversely affects in any material respect the intended exercise of the SpectrumCo Usage Right (including due to spectrum interference).

10.4.7 Use best efforts ([***]) to maintain the Ligado L-band MSS Spectrum, including by maintaining in force and renewing as required (i) all Ligado L-band Licenses, (ii) any other permits or approvals required from any Governmental Authority to operate the Ligado L-band MSS Assets and/or Ligado L-band MSS Spectrum and (iii) all NGSO Regulatory Approvals granted during the Term.

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10.4.8 From and after the Effective Date, without the prior written consent of SpectrumCo, Ligado and its Affiliates shall not (a) incur any new indebtedness for borrowed money other than to the extent necessary to fund essential capital expenditures or operations (as reasonably determined by Ligado) or (b) engage in any business activities other than (i) as required for the conduct of the Takings Litigation and/or (ii) as expressly contemplated by the SpectrumCo Definitive Agreements.

10.4.9 No later than the Plan Effective Date, Ligado shall assume the Cooperation Agreement pursuant to Section 365 of the Bankruptcy Code.

10.5 Intellectual Property Rights. During the Term, Ligado, on behalf of itself and its Affiliates, hereby grants to SpectrumCo a non-exclusive, worldwide, royalty-free, paid-up, irrevocable (subject to Section 7.2), sublicensable, transferrable (in accordance with Section 13.7) license to use any Intellectual Property Rights owned or controlled by Ligado or any of its Affiliates to the extent necessary to exercise the SpectrumCo Usage Right (including in connection with the SpectrumCo NGSO System).

10.6 Security Interest.

10.6.1 On or before the Plan Effective Date, Ligado shall grant SpectrumCo a silent, junior security interest in and lien over all of Ligado’s rights, title and interest, in, to and under its rights and assets which constitute the SpectrumCo Usage Rights to the extent permitted by and consistent with applicable law and with the security interests and liens that have been granted to Ligado’s secured creditors (the “SpectrumCo Security Interest”).

10.6.2 Notwithstanding anything to the contrary herein, the obligations of Ligado set forth in Sections 10.4.8 and 10.6.1 shall apply so long as no material breach of the Agreement on the part of SpectrumCo has occurred and is continuing that would give rise to a right of Ligado to terminate this Agreement under Section 7.2.1 if such material breach were not cured within the relevant time periods set forth therein.

Article 11
LIMITATION OF LIABILITY

11.1 EXCLUSION OF INDIRECT DAMAGES. EXCEPT WITH RESPECT TO EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 12, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, ITS RELATED PARTICIPANTS OR ANY OTHER PERSONS CLAIMING BY OR THROUGH THE PARTY UNDER ANY THEORY, INCLUDING UNDER TORT, CONTRACT, STRICT LIABILITY, NEGLIGENCE OR ANY OTHER LEGAL OR EQUITABLE THEORY FOR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES.

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11.2 LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF CONFIDENTIALITY, FRAUD, WILLFUL MISCONDUCT, OR GROSS VIOLATION OF APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY, ITS RELATED PARTICIPANTS AND ANY OTHER PERSONS CLAIMING BY OR THROUGH THE PARTY FOR ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED THE AGGREGATE AMOUNT OF THE SPECTRUMCO USAGE RIGHT PAYMENTS, SPECTRUMCO CONTRIBUTIONS, TRUE-UP PAYMENTS, USAGE RIGHT PAYMENT PREMIUMS, AND/OR ANY OTHER PAYMENTS OR FEES PAYABLE UNDER THIS AGREEMENT AND THE FRAMEWORK AGREEMENT.

Article 12
INDEMNIFICATION

12.1 Indemnification of Ligado. SpectrumCo shall defend, hold harmless, and indemnify Ligado, Ligado’s Affiliates, and each of its Related Participants (each, a “Ligado Indemnitee”) from and against any and all liabilities, losses, damages, claims, and expenses, including reasonable legal fees (“Losses”) incurred by such Ligado Indemnitee arising from, relating to, or incurred in connection with any Third Party claim (a “Claim”) arising out of or related to: (i) SpectrumCo’s gross negligence or willful misconduct; (ii) SpectrumCo’s material breach of this Agreement; (iii) SpectrumCo’s knowing unpermitted use of the SpectrumCo Usage Right in any manner; or (iv) [***]. If a Claim is made against a Ligado Indemnitee, or Ligado or SpectrumCo reasonably believes that a Claim against a Ligado Indemnitee is likely to occur, based on an assertion that SpectrumCo’s use of the Ligado L-band MSS Spectrum or Ligado L-band MSS Assets infringes, misappropriates, or violates the Intellectual Property Rights or spectrum rights of a Third Party, in addition to the indemnification obligation set forth herein, SpectrumCo shall, in consultation with Ligado, use reasonable best efforts to modify SpectrumCo’s usage of the Ligado L-band MSS Spectrum or Ligado L-band MSS Assets to eliminate the alleged infringement, misappropriation, or violation of the Intellectual Property Rights and spectrum rights of a Third Party.

12.2 Indemnification of SpectrumCo. Ligado shall defend, hold harmless, and indemnify SpectrumCo, SpectrumCo’s Affiliates, and each of its Related Participants (each, a “SpectrumCo Indemnitee”) from and against any and all Losses incurred by such SpectrumCo Indemnitee arising from, relating to, or incurred in connection with: (a) any Claim arising out of or related to: (i) Ligado’s gross negligence or willful misconduct; (ii) Ligado’s material breach of this Agreement; (iii) Ligado’s knowing unpermitted use of the Ligado L-band MSS Spectrum or Ligado L-band MSS Assets, or (iv) [***]; (b) any breach by Ligado of the Cooperation Agreement; or (c) any act or omission of Inmarsat solely to the extent that Inmarsat is required to indemnify Ligado for such Losses pursuant to the Cooperation Agreement.

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12.3 Indemnification Procedures. The Ligado Indemnitee or SpectrumCo Indemnitee (as applicable, the “Indemnitee”) shall: (a) promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Losses or Claim for which indemnification is sought, provided that failure or delay of such notice shall not relieve the Indemnitor of its indemnity obligations hereunder except to the extent, if any, that it is materially prejudiced by such failure or delay; (b) allow the Indemnitor to assume the sole control of the defense of such Claim and all related settlement negotiations, except that the Indemnitor may not, without the Indemnitee’s prior written consent, enter into any settlement or consent to any judgment that (i) makes any admission on behalf of any Indemnitee or (ii) does not unconditionally release the Indemnitee from liability; and (c) provide the Indemnitor, at the Indemnitor’s request and expense, with the assistance, information, and authority necessary to perform the Indemnitor’s obligations under this Section. The Indemnitee may participate in the defense and settlement of any Claim through counsel of its own choosing at its own cost. If the Indemnitor fails to take over defense of any Claim within thirty (30) days after the Indemnitee provides the Indemnitor with notice of the same or at any time thereafter fails to continue such defense, the Indemnitee may defend such Claim (including with counsel of its sole choosing) at the cost and expense of the Indemnitor, which costs and expenses the Indemnitor shall pay or reimburse as they are incurred.

Article 13
MISCELLANEOUS

13.1 Governing Law. This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of Delaware.

13.2 Dispute Resolution. Other than with respect to any disputes arising pursuant to Section 3.1.2 or Section 4.1.1 relating to the delivery by the Parties of a joint written instruction to the Escrow Agent, if during the term of this Agreement, a dispute arises between the Parties, or one Party perceives the other as acting unfairly or unreasonably, or a question of interpretation arises hereunder, then the Parties’ respective representatives (as identified in Schedule 2 (Dispute Resolutions Representatives)) shall promptly confer and exert reasonable best efforts to reach a reasonable and equitable resolution of the dispute. If the representatives are unable to resolve the issue within ten (10) Business Days, then the representative of the Party that initially raised the dispute shall develop a description of the dispute, identify such dispute as either “technical” or “commercial” in nature and refer such dispute within two (2) Business Days of the lapse of the aforementioned ten (10) Business Days to: (i) a member of the Parties’ technical team in the event such dispute is “technical;” or (ii) a member of the Parties’ executive team (other than the chief executive officer) if the dispute is “commercial.” If such member of the Parties’ technical team or executive team (other than the chief executive officer), as applicable, is unable to resolve such dispute within ten (10) Business Days, then such dispute will be referred to each Parties’ chief executive officer for resolution. Neither Party shall seek judicial resolution of any dispute arising in connection with this Agreement until the chief executive officer of each Party has had at least ten (10) Business Days to attempt to resolve the dispute following referral of the dispute to such chief executive officers.

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13.3 Venue. Each Party agrees to the exclusive personal jurisdiction and venue in the federal and state courts in Delaware, for any dispute arising out of this Agreement.

13.4 Waiver of Jury Trial. Each of SpectrumCo and Ligado hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement or the actions of SpectrumCo or Ligado in the negotiation, administration, performance and enforcement hereof. Each Party certifies and acknowledges that (a) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each Party understands and has considered the implication of this waiver, (c) each Party makes this waiver voluntarily, and (d) each Party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this section.

13.5 Notices. All notices and other communications hereunder shall be in writing and delivered by (x) email, and shall be deemed to have been duly delivered and received hereunder on the date of dispatch by the sender thereof (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or (y) nationally recognized overnight courier service (providing proof of delivery), in each case, to the intended recipient as set forth below (or to such other recipient as designated in a written notice to the other parties hereto in accordance with this Section 13.5):

if to SpectrumCo, to:

Spectrum USA I, LLC

AST Midland International Air & Space Port

2901 Enterprise Lane

Midland, Texas 79706

Attention: Chief Legal Officer

Email:

with a copy to

if to Ligado, to:

Ligado Networks LLC

10802 Parkridge Boulevard

Reston, Virginia 20191

Attention: General Counsel

Email:

13.6 Publicity. No public announcement, release, or other public disclosure of information relating to this Agreement, including the existence of this Agreement, shall be made by either Party except as required by law or by prior written agreement of the Parties and/or their Affiliates, as applicable.

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13.7 Assignment. Except as permitted under this Section 13.7 or Article 14, this Agreement shall not be assigned, delegated, or transferred, in full or in part, as security or otherwise, or delegated to any other individual, firm, institution, organization or government agency by any Party without the prior written consent of the other Party. Notwithstanding the forgoing, either Party may assign this Agreement to: (a) any Person that acquires all or substantially all of the assets of such Party; or (b) an Affiliate provided that, in each case of clause (a) and (b), the assignment will not impair the other Party’s rights under this Agreement; provided further that, in the case of clause (b), no such assignment to an Affiliate shall relieve the assigning Party of its obligations under this Agreement if such Affiliate does not fully and timely perform such obligations. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Parties’ respective successors and permitted assigns. Any assignment, delegation, or transfer of this Agreement made in contravention of the terms hereof shall be null and void.

13.8 Further Assurances. Each Party shall do and execute, or arrange for the doing and executing of, each necessary act, document and thing reasonably within its power to implement and give effect to this Agreement.

13.9 Force Majeure. If either Party’s performance under this Agreement is affected without fault or negligence of that Party by any act, event, cause or circumstance beyond its reasonable control and that cannot be reasonably avoided or overcome (each, a “Force Majeure Event”), then it shall immediately notify the other Party of the nature and extent of the Force Majeure Event. Neither Party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other Party, by reason of any delay in performance, or non-performance, of any of its obligations under this Agreement to the extent that such delay or non-performance is due to any Force Majeure Event of which it has notified the other Party and the time for performance of that obligation shall be extended accordingly. Each Party shall use its reasonable efforts to minimize the effects of or shorten the duration of any Force Majeure Event and resume the performance of its obligations under this Agreement as soon as possible.

13.10 Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits hereto), the other AST Definitive Agreements and the RSA (which is incorporated by reference herein) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof (including, for the avoidance of doubt, the Confidentiality Agreement and the Confidential Binding Terms of Strategic Collaboration, dated January 5, 2025, by and between AST & Science, LLC and Ligado Networks LLC).

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13.11 No Joint Venture or Agency. None of the provisions of this Agreement will be deemed to constitute a partnership, joint venture, or any other similar relationship between the Parties, and neither Party will have any authority to bind the other Party in any manner, except as expressly indicated in this Agreement. Neither Party will have or hold itself out as having any right, authority or agency to act on behalf of the other Party in any capacity or in any manner, except as may be expressly authorized in this Agreement. Without limitation to the foregoing, the Parties agree (a) that the transactions contemplated herein are not intended to give rise to a partnership for U.S. federal and applicable state and local income tax purposes, and (b) not to file any tax return or take any tax position inconsistent with such treatment, unless required by applicable law following a determination (within the meaning of Section 1313 of the Code) on the matter.

13.12 Amendments and Waivers. To the extent permitted by law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of each of SpectrumCo and Ligado. The failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach.

13.13 Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

13.14 Headings. The Article and Section captions set forth herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

13.15 Specific Performance. The transactions contemplated by this Agreement are unique transactions and any failure on the part of a Party to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other Party irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to the Parties for a breach or threatened breach of this Agreement, each Party will be entitled to specific performance of this Agreement upon any breach by the other Party, and to an injunction restraining such Party from such breach or threatened breach.

13.16 No Third-Party Beneficiaries. This Agreement shall be binding on and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to confer on any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

13.17 Counterparts. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

13.18 Survival. Notwithstanding any other provision to the contrary, the provisions contained in Article 1, Section 8.5, Section 9.1, Article 11, Article 12, Section 13.1, Section 13.2, Section 13.3, Section 13.4, Section 13.5, Section 13.6, Section 13.10, Section 13.13, Section 13.14 and this Section 13.18, as well as any other provision that expressly states that it shall survive the termination or expiration of this Agreement, shall survive the termination or expiration of this Agreement.

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13.19 SpectrumCo Usage Right Continuation. Provided that, and for so long as SpectrumCo is, in compliance with all of its obligations under this Agreement, including its obligations to pay SpectrumCo Usage Right Payments, then SpectrumCo shall continue to have the SpectrumCo Usage Right notwithstanding any purported rejection of the Agreement by Ligado under Section 365 of the Bankruptcy Code in connection with any future case under the Bankruptcy Code.

Article 14
FINANCING SOURCES

14.1 Consent to Security Interest.

14.1.1 Ligado hereby acknowledges and agrees that, upon delivery of a duly executed notice and acknowledgment agreement (an “N&A”) from SpectrumCo to Ligado, in form and substance reasonably satisfactory to Ligado, and delivered in accordance with this Agreement, SpectrumCo shall have the right to grant one or more enforceable security interests in and liens over all of SpectrumCo’s rights, title and interest, in, to and under this Agreement (any such grant of security interest and/or lien, the “Security Interest”) for the benefit of the Financing Sources (including the assignment of this Agreement) pursuant to one or more security agreements (as in effect from time to time, and together with the N&A, collectively, the “Security Documents”).

14.1.2 Ligado agrees that the Financing Sources have the right, but not the obligation, in the exercise of the Financing Sources’ rights and remedies under the Security Documents, or under in respect of any of the other financing documents related thereto (as in effect from time to time, the “Finance Documents”), to make all demands, give all notices, take all actions, and exercise all rights of SpectrumCo (whether or not SpectrumCo has then been dissolved, liquidated or wound up) in and under this Agreement in accordance with its terms.

14.2 Notice of Event of Default. Upon the delivery of a Notice of Event of Default by the Financing Sources to Ligado, and until the Financing Sources revoke such Notice of Event of Default in writing, the Financing Sources shall be entitled (but not obligated) to exercise any and all rights of SpectrumCo to cure any defaults of SpectrumCo under this Agreement and Ligado shall accept such exercise in all respects in lieu of performance by SpectrumCo and in satisfaction of the SpectrumCo’s obligations under this Agreement.

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14.3 Right to Cure.

14.3.1 Notwithstanding any right that Ligado may have under this Agreement, Ligado agrees that upon the occurrence and during the continuation of any event giving rise to or that could give rise to Ligado’s right to cancel, terminate or suspend performance under this Agreement:

(a) that cannot by its nature be cured by the payment of money, Ligado will not cancel, terminate or suspend its performance under this Agreement if, and for so long as, (i) the Financing Sources shall have commenced to remedy the breach or default and is using all reasonable endeavors (including implementation of any remedial program) to remedy such breach or default or, if (ii) the Financing Sources shall be using all reasonable endeavors (which may include private negotiations) to institute proceedings to foreclose or otherwise acquire or transfer SpectrumCo’s interest in this Agreement, provided that, to the extent such breach or default has not been cured by the expiration of any cure period remaining to SpectrumCo under this Agreement or by the mutual agreement of Ligado and the Financing Sources, the Financing Source’s right to cure such default shall automatically terminate without the provision of any notice thereof

14.3.2 Ligado shall deal with both the Financing Sources and SpectrumCo during the Cure Period. Ligado will accept payment and/or performance from the Financing Sources during the Cure Period without requiring assumption of liability from the Financing Sources or the issuance of a Step-In Notice.

14.3.3 Notwithstanding any right the Parties may have under this Agreement, each Party shall continue performance of each its respective obligations under this Agreement during the Cure Period.

14.4 Step-In Rights.

14.4.1 The Financing Sources may provide Ligado with a Step-In Notice prior to the cancellation or termination of this Agreement at any time: (a) during the occurrence and continuation of an event which gives rise to the right to deliver a Notice of Event of Default or an SpectrumCo Default Notice or (b) during the Cure Period.

14.4.2 The Step-In Notice shall designate a representative of the Financing Sources to assume all of SpectrumCo’s rights, and any obligations of SpectrumCo under this Agreement. During the Step-In Period, (i) Ligado shall not recognize the exercise by SpectrumCo of any of its rights and powers under the this Agreement, (ii) Ligado shall, beginning five (5) Business Days following receipt of a Step-In Notice, thereafter pay to the Financing at such account as the Financing Sources may nominate all moneys from time to time payable by Ligado under this Agreement and (iii) Ligado shall perform, observe and comply with all Ligado’s other undertakings and obligations under this Agreement in the Financing Sources’ favor and for the Financing Sources’ benefit as if such Financing Sources, collectively, were named as “SpectrumCo” herein. SpectrumCo and Ligado agree that if the Financing Sources issue Ligado a Step-In Notice, the Financing Sources’ shall thereafter (x) be obligated to honor all of the duties, obligations and liabilities of the “SpectrumCo” under this Agreement, and (y) be entitled to the benefit of, and to exercise, all of the rights, benefits and remedies of the “SpectrumCo” under this Agreement.

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14.5 Waiver of Claims against Financing Sources. Notwithstanding anything in this Agreement to the contrary, each Party, hereby: (i) agrees that all matters, claims, controversies, disputes, suits, actions or proceedings (whether sounding in contract, tort, common or statutory law, equity or otherwise) arising out of or relating to this Agreement, the Finance Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder involving the Financing Sources shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such matters, claims, controversies, disputes, suits, actions or proceedings to the exclusive jurisdiction of such court, and such matters, claims, controversies, disputes, suits, actions or proceedings shall be governed by the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, (ii) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any matters, claims, controversies, disputes, suits, actions or proceedings (whether sounding in contract, tort, common or statutory law, equity or otherwise) that may be based upon, arise out of or relate to this Agreement, the Finance Documents or any other documents entered into in connection with the Finance Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder against any Financing Source in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon Ligado in any matters, claims, controversies, disputes, suits, actions or proceedings shall be effective if notice is given in accordance with Section 13.5, (iv) irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such matter, claim, controversy, dispute, suit, action or proceeding in any such court, (v) irrevocably and unconditionally waives to the fullest extent permitted by applicable law any right it may have to a trial by jury in any matter, claim, controversy, dispute, suit, action or proceeding brought against the Financing Sources directly or indirectly arising out of, under or in connection with this Agreement, the Finance Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that other than during a Step-In Period and as expressly provided for herein, this Agreement may not be enforced against any Financing Source and agrees that none of the Financing Sources will have any liability to Ligado or its Affiliates relating to or arising out of this Agreement, the Finance Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (whether sounding in contract, tort, common or statutory law, equity or otherwise) (provided, that, notwithstanding the foregoing, nothing herein shall affect the rights of SpectrumCo or its Affiliates against the Financing Sources with respect to the Finance Documents or any of the transactions contemplated thereby or any services thereunder following the consummation of the transactions contemplated by this Agreement) and (vii) notwithstanding anything to the contrary in this Agreement, the parties agree that the Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing provisions in this Article 14 and such provisions and the definition of “Financing Sources” shall not be amended in any way affecting the rights of the Financing Sources without the prior written consent of the Financing Sources. Nothing in this Section 14.5 shall in any way limit or qualify the obligations and liabilities of the parties to the Financing Documents to each other thereunder or in connection therewith.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

LIGADO NETWORKS LLC

By:	/s/ Doug Smith
Name:	Doug Smith
Its:	President & Chief Executive Officer

SPECTRUM USA I, LLC

By:	/s/ Andrew M. Johnson
Name:	Andrew M. Johnson
Its:	Chief Financial Officer and Chief Legal Officer

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LIST OF EXHIBITS

●	EXHIBIT 1 – ATC Revenue Accounting Principles
●	EXHIBIT 2 - Ligado Coordination Agreements and Partners
●	EXHIBIT 3 – Future GEO Plan
●	EXHIBIT 4 – Power Levels for SpectrumCo NGSO System
●	EXHIBIT 5 – SpectrumCo Net Revenue Accounting Principles
●	EXHIBIT 6 – L-band Technical Requirements
●	EXHIBIT 7 – Existing Commercial Agreements
●	EXHIBIT 8 – Frequency Agility Requirements
●	EXHIBIT 9 – Escrow Agreement Agreed Principles
●	EXHIBIT 10 – Usage Right Payment Premium Amounts
●	EXHIBIT 11 – Ligado L-band Licenses

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LIST OF SCHEDULES

●	SCHEDULE 1 – Places of Payment
●	SCHEDULE 2 – Dispute Resolutions Representatives
●	SCHEDULE 3 – Ligado L-band MSS Assets

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